Exhibit 2.1

PURCHASE AGREEMENT

by and among
WHEELING CREEK MIDSTREAM, LLC,
as Buyer,
NOBLE ENERGY US HOLDINGS, LLC,
and
NOBLE ENERGY, INC.
collectively as Seller,
Dated as of May 17, 2017

i

Exhibits and Schedules
Schedule 2.10(b)    CONE Gathering Assets
Schedule 2.10(c)(i)    NBLM Contracts
Schedule 2.10(c)(ii)    CONE Gathering Contracts
Schedule 2.10(g)    Seller Contracts
Schedule 3.2    Conflicts
Schedule 3.3    Owned Securities; Business Conducted
Schedule 3.4(c)    Outstanding Rights
Schedule 3.5    Subsidiaries; Equity Interests
Schedule 3.9    Certain Changes or Events
Schedule 3.11(a)    Tax Returns
Schedule 3.11(d)    Tax Election
Schedule 3.13(b)    Labor Union
Schedule 3.13(c)    Employee Plans
Schedule 3.13(i)    Effect on Benefit Plans
Schedule 3.17    Environmental Matters
Schedule 3.18    Derivative Transactions and Hedging
Schedule 3.20    Litigation
Schedule 3.21    Assets
Schedule 3.22    Rights-of-Way
Schedule 4.4    Buyer Consents and Approvals
Schedule 5.9(a)    Available Employees

Schedule 5.10    Interim Covenants
Schedule 5.12    Assignments; Consents
Schedule 8.2(a)    Indemnification Obligations
Schedule 8.2(e)    Indemnification Procedures
Schedule 10.1    Excluded Assets

PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 17, 2017 (the “Execution Date”), by and among Wheeling Creek Midstream, LLC, a Delaware limited liability company (“Buyer”), and each of Noble Energy US Holdings, LLC, a Delaware limited liability company (“Noble Holdings”), and Noble Energy, Inc. a Delaware corporation (“Noble Parent” and, each and together with Noble Holdings as the context may require, “Seller”). Buyer and Seller are referred to collectively herein as the “Parties” and individually as a “Party.” Capitalized terms not otherwise defined shall have the meanings assigned to such terms in Article X.
WITNESSETH:
WHEREAS, Noble Parent is the ultimate parent entity of Noble Holdings;
WHEREAS, Noble Holdings owns all of the issued and outstanding membership interests (“NBLM Interests”), and is the sole member, of NBL Midstream, LLC, a Delaware limited liability company (“NBLM”);
WHEREAS, NBLM owns (1) 50% of the outstanding membership interests (the “CONE Interests”) in CONE Gathering LLC, a Delaware limited liability company (“CONE Gathering”), and (2) 7,110,638 Common Units and 14,581,560 Subordinated Units in CONE Midstream Partners LP, a Delaware limited partnership (the “Partnership”) (collectively, the “Subject Units”);
WHEREAS, prior to the Closing (as defined below), Seller shall complete the Reorganization (as defined below), such that at the time of the Closing, the only assets held by NBLM shall be the CONE Assets;
WHEREAS, Buyer desires to purchase the NBLM Interests from Noble Holdings and become the sole member of NBLM, and Noble Holdings desires to sell the NBLM Interests to Buyer and cease to be a member of NBLM; and
WHEREAS, all of the transactions contemplated by this Agreement other than the Reorganization (which shall occur prior to the Closing) are deemed to occur simultaneously.
NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereby agree as follows:
ARTICLE I
SALE AND PURCHASE
Section 1.1    Agreement to Sell and to Purchase.
(a)    At the Closing (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, in consideration of the Purchase Price (as hereinafter defined), Noble Holdings shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Noble Holdings, the NBLM Interests, free and clear of any
Encumbrances except for (1) restrictions on transfer arising under applicable securities Laws, (2) the applicable terms and conditions of the NBLM LLC Agreement, (3) Encumbrances that result from the actions of Buyer, and (4) Encumbrances created by this Agreement.

(b)    The closing of the sale and purchase set forth in Section 1.1(a) (the “Closing”) shall take place at 10:00 a.m. (Central Time) at the offices of Vinson & Elkins LLP, 1001 Fannin, Suite 2500, Houston, Texas 77002 on the date that is ninety (90) days following the Execution Date (the “Target Closing Date”); provided, however, that if on the Target Closing Date, the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing) are not satisfied or waived, the Closing shall occur on the date that is three (3) Business Days after the date on which all conditions set forth in Article VI shall have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Closing), or at such other date and time as Buyer and Seller may mutually agree upon (such date and time, as changed pursuant to any such mutual agreement, being herein called the “Closing Date”).
(c)    Buyer hereby agrees that effective simultaneously with the Closing and its acquisition of the NBLM Interests, it will be bound by and subject to the applicable terms and conditions of the NBLM LLC Agreement.
Section 1.2    Deliveries at Closing.
(a)    At the Closing, Seller shall make the following deliveries to Buyer and take the following further actions:
(i)    Transfer of NBLM Interests. Noble Holdings shall deliver to Buyer a duly executed Membership Interest Assignment Agreement in the form attached as Exhibit A (the “Membership Interest Assignment Agreement”) and such other appropriate instruments of transfer with respect to the NBLM Interests and any other documents, if any, reasonably necessary or appropriate to sell, assign, transfer and convey to Buyer all right, title and interest in and to the NBLM Interests.
(ii)    FIRPTA Certificate. Noble Parent shall deliver to Buyer a certificate meeting the requirements of Treasury Regulation § 1.1445-2(b)(2) certifying that Noble Parent, as Seller’s regarded owner, is not a “foreign person” within the meaning of Section 1445 of the Code, duly executed by Noble Parent.
(iii)    Officer’s Certificate. Noble and Noble Holdings shall deliver to Buyer a certificate signed by a duly authorized officer of Seller dated as of the Closing Date, that the conditions set forth in Section 6.2(a), Section 6.2(b), and Section 6.2(c) are satisfied as of the Closing.
(iv)    Transition Services Agreement. Noble Parent shall deliver to Buyer a duly executed Transition Services Agreement in the form attached as Exhibit B (the “Transition Services Agreement”).
(v)    Resignations. Seller shall cause to be delivered to Buyer duly executed resignations, (1) effective immediately upon the Closing, of (A) each of

Kenneth M. Fisher and John T. Lewis, as directors of the General Partner, (B) each of Kenneth M. Fisher and John T. Lewis, as directors of CONE Gathering, (C) each of John A. Huser, Charles J. Rimer and Gary W. Willingham, as managers of NBLM, and (2) effective upon delivery by the Buyer to NBLM, the General Partner, CONE Gathering and the Partnership, as applicable, those officers of NBLM and those officers of the General Partner, CONE Gathering and the Partnership who NBLM, directly or indirectly, has the right to remove, in each case of whom Buyer shall have notified Seller at least three (3) Business Days prior to the Closing Date.
(vi)    Other Deliverables. Seller shall deliver to Buyer such other documents, instruments or agreements contemplated hereby or reasonably requested by Buyer necessary to consummate the transactions contemplated hereby.
(b)    At the Closing, Buyer shall make the following deliveries to Seller and take the following further actions:
(i)    Purchase Price. Buyer shall make payment to Noble Holdings of the Purchase Price, as provided in Section 1.3 and Section 1.4 below.
(ii)    Officer’s Certificate. Buyer shall deliver to Seller a certificate signed by a duly authorized officer of Buyer dated as of the Closing Date, that the conditions set forth in Section 6.3(a) and Section 6.3(b) are satisfied as of the Closing.
(iii)    Transition Services Agreement. Buyer shall deliver to Seller a duly executed counterpart of the Transition Services Agreement.
(iv)    Other Deliverables. Buyer shall deliver to Seller such other documents, instruments or agreements contemplated hereby or reasonably requested by Seller necessary to consummate the transactions contemplated hereby.
Section 1.3    Payment of Purchase Price. The “Purchase Price” will be an amount equal to $765,000,000. The Purchase Price shall be payable as follows:
(a)    (i) As of the Execution Date, Buyer, Noble Holdings and Wells Fargo Bank, N.A. (the “Bank”) shall have executed an escrow agreement (the “Escrow Agreement”), and (ii) no later than May 19, 2017, Buyer shall have paid the amount equal to $38,250,000 (such amount the “Deposit”) into an interest bearing joint control account (the “Deposit Account”) to be established by Buyer and Noble Holdings at the Bank.
(b)    At the Closing, Buyer shall deliver to Noble Holdings, by wire transfer of immediately available funds in Dollars to an account designated in writing by Noble Holdings to Buyer, an amount equal to the Purchase Price reduced by (i) an amount equal to the Deposit and (ii) the amount of any distributions by the Partnership or CONE Gathering received, directly or indirectly and without duplication, by the Seller with respect to the Subject Units, General Partner Interest or CONE Interests with a record date on or after the Execution Date pursuant to Section 1.5.
Section 1.4    Deposit.

(a)    If the transactions contemplated hereby are consummated in accordance with the terms hereof, the Deposit shall be applied to the Purchase Price to be paid by Buyer at the Closing, and Buyer and Noble Holdings shall (and Noble Parent shall cause Noble Holdings to) execute and deliver Joint Instructions to the Bank to deliver to Seller by wire transfer of immediately available funds in Dollars to an account designated in writing by Seller to the Bank, an amount equal to the Deposit with any interest earned thereon distributed to Buyer.
(b)    If this Agreement is terminated by Seller pursuant to Section 7.1(d), then Noble Holdings shall be entitled to the delivery of the Deposit, free of any claims by Buyer with respect thereto, and Buyer and Noble Holdings shall (and Noble Parent shall cause Noble Holdings to) promptly (but in no event later than within five (5) Business Days) execute and deliver Joint Instructions to the Bank instructing the Bank to deliver to Noble Holdings by wire transfer of immediately available funds in Dollars to an account designated in writing by Noble Holdings to the Bank, an amount equal to the Deposit free and clear of any claims thereon by Buyer with any interest earned thereon distributed to Buyer.
(c)    If this Agreement is terminated by Buyer or Seller in accordance with Section 7.1(a), Section 7.1(b), Section 7.1(c) or Section 7.1(f), then Buyer and Noble Holdings shall (and Noble Parent shall cause Noble Holdings to) promptly (but in no event later than within five (5) Business Days) execute and deliver Joint Instructions to the Bank instructing the Bank to deliver to Buyer by wire transfer of immediately available funds in Dollars to an account designated in writing by Buyer to the Bank, all funds in the Deposit Account free and clear of any claims thereon by Seller.
(d)    Any disbursement by the Bank of the Deposit shall require the written authorization of a representative of each of Buyer and Noble Holdings for the disbursal therefrom (“Joint Instructions”). The Deposit shall bear interest at the rate established by the Bank and in accordance with the terms of the Escrow Agreement. All interest earned on the Deposit Account shall be treated as income of Buyer for all Tax purposes.
Section 1.5    Partnership Quarterly Distributions. Distributions by the Partnership or CONE Gathering, without duplication, received by the Seller with respect to the Subject Units, the General Partner Interest or the CONE Interests with a record date prior to the Execution Date shall be for the account of Seller. Distributions with respect to the Subject Units, General Partner Interest or CONE Interests with a record date on or after the Execution Date shall be for the account of Buyer. To the extent such post-Execution Date distributions are received from the Partnership or CONE Gathering, without duplication, directly or indirectly by Seller prior to the Closing Date, the Purchase Price shall be reduced by the aggregate amount of such distributions. To the extent such post-Execution Date distributions are received from the Partnership or CONE Gathering, without duplication, directly or indirectly by Seller on or after the Closing Date, Seller shall pay to Buyer the aggregate amount of such distributions received after the Closing no later than two (2) Business Days following the receipt by Seller or its Affiliates of such distribution from the Partnership or CONE Gathering.
Section 1.6    Withholding. Provided that Seller delivers the certificate described in Section 1.2(a)(ii), the parties do not believe that any withholding of Tax is required with respect to the transactions contemplated hereby. If, notwithstanding the forgoing, Buyer believes that it is required to withhold any amounts under applicable Law with respect to payments made by it hereunder, Buyer shall inform Seller of such conclusion at least five (5) days prior to the applicable payment date (together with a statement reasonably describing the basis of such conclusion). In such case, Seller shall be entitled to provide any information (including any document or certification) to reduce or eliminate such withholding tax. Buyer shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. Amounts withheld pursuant to this Section 1.6 shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer as of the Execution Date and the Closing Date as follows:
Section 2.1    Organization. Noble Holdings is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Noble Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Noble Holdings and Noble Parent (a) has all requisite legal and limited liability company power or corporate power, as applicable, and authority to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted, and (b) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except with respect to clause (b) for circumstances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement. Seller has made available to Buyer true and complete copies of its Organizational Documents, as in effect on the date hereof.
Section 2.2    Validity of Agreement; Authorization. Each of Noble Holdings and Noble Parent has all requisite limited liability company power or corporate power, as applicable, and authority to enter into this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and such other Transaction Documents and the performance by each of Noble Holdings and Noble Parent of its obligations hereunder and thereunder have been duly authorized by the Board of Managers of Noble Holdings and the Board of Directors of Noble Parent, and no other proceedings on the part of Seller or its sole member (in respect to Noble Holdings) or its shareholders (in respect of Noble Parent) are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which Noble Holdings or Noble Parent is a party have been duly executed and delivered by Noble Holdings or Noble Parent, as applicable, and constitute its valid and binding obligation enforceable against Noble Holdings or Noble Parent, as applicable, in accordance with their respective terms.

Section 2.3    No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Noble Holdings or Noble Parent, as applicable, is a party, and the consummation of the transactions contemplated hereby and thereby, do not: violate or conflict with any provision of the Organizational Documents of Noble Holdings or Noble Parent; violate any applicable provision of law, rule of common law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation (“Law”) of any Governmental Authority binding on Noble Holdings or Noble Parent; violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any lease, loan agreement, mortgage, security agreement, trust indenture or other Contract or instrument to which Noble Holdings or Noble Parent is a party or by which Noble Holdings or Noble Parent is bound or to which any of its properties or assets are subject; result in the creation or imposition of any Encumbrances, limitations or restrictions other than Permitted Encumbrances upon any of the properties or assets of Noble Holdings, Noble Parent or NBLM; or result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of Noble Holdings or Noble Parent.
Section 2.4    Consents and Approvals. Except (a)  as required in connection with the HSR Act, (b) as have been waived or obtained or (c) as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, neither Noble Holdings or Noble Parent’s execution and delivery of this Agreement and the other Transaction Documents to which Noble Holdings or Noble Parent is a party, nor its performance of its obligations hereunder or thereunder (including the sale, transfer, assignment and conveyance of the NBLM Interests to Buyer), requires the consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person, including, any of the Partnership Entities, the General Partner (acting on behalf of the Partnership), CONE Gathering (acting on behalf of the General Partner) or NBLM (acting on behalf of CONE Gathering).
Section 2.5    Capitalization of NBLM. Noble Holdings owns 100% of the issued and outstanding membership interests of NBLM and is the sole record and beneficial owner of the NBLM Interests, free and clear of any Encumbrances except for restrictions on transfer arising under applicable securities Laws and the applicable terms and conditions of the NBLM LLC Agreement. The NBLM Interests have been duly authorized and validly issued in accordance with the NBLM LLC Agreement and in compliance with applicable Law, are fully paid (to the extent required by the NBLM LLC Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act). There are no preemptive or other rights to subscribe for or to purchase, and no restriction upon the voting or transfer of, any interest in NBLM. Other than this Agreement, there are no outstanding options, warrants or similar rights to purchase or acquire from Seller or NBLM any equity interests in NBLM, and there is no obligation of NBLM to issue any capital stock, voting securities or other equity interests or securities convertible into or exchangeable for capital stock, voting securities or other equity interests of NBLM. NBLM has no outstanding bonds, debentures, notes or other obligation the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of any equity interests in NBLM. Seller has made available a true, correct and complete copy of the Organizational Documents of NBLM to Buyer.

Section 2.6    Capitalization of CONE Gathering; Subject Units.
(a)    NBLM owns 50% of the issued and outstanding membership interests of CONE Gathering and is the sole record and beneficial owner of the CONE Interests, free and clear of any Encumbrances except for (i) restrictions on transfer arising under applicable securities Laws, and (ii) the applicable terms and conditions of the CONE Gathering LLC Agreement. The CONE Interests have been duly authorized and validly issued in accordance with the CONE Gathering LLC Agreement and in compliance with applicable Law, are fully paid (to the extent required by the CONE Gathering LLC Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act). There are no preemptive or other rights to subscribe for or to purchase, and, except as provided in the CONE Gathering LLC Agreement, no restriction upon the voting of, rights of first refusal, rights of first offer or preferential rights, any interest in CONE Gathering. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not violate, result in a breach of or otherwise trigger (with due notice or lapse of time or both) for any Person any rights of first refusal, rights of first offer or preferential rights with respect to any of the CONE Interests. Other than this Agreement (with respect to Seller and NBLM), there are no outstanding options, warrants or similar rights to purchase or acquire from Seller, NBLM or CONE Gathering any equity interests in CONE Gathering (including the CONE Interests), and there is no obligation of CONE Gathering to issue any capital stock, voting securities or other equity interests or securities convertible into or exchangeable for capital stock, voting securities or other equity interests of CONE Gathering. CONE Gathering has no outstanding bonds, debentures, notes or other obligation the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of any equity interests in CONE Gathering. Seller has made available a true, correct and complete copy of the Organizational Documents of CONE Gathering to Buyer.
(b)     NBLM is the sole record and beneficial owner of, and has valid title to, the Subject Units free and clear of any Encumbrances except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of the Partnership Agreement. The Subject Units have been duly authorized and validly issued in accordance with the Partnership Agreement and in compliance with applicable Law, are fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)).
Section 2.7    Capitalization of the General Partner. CONE Gathering is the sole member of the General Partner and the sole record and beneficial owner of all of the issued and outstanding membership interests of the General Partner (the “GP Interests”), free and clear of any Encumbrances except for (a) restrictions on transfer arising under applicable securities Laws, (b) the applicable terms and conditions of the General Partner LLC Agreement, (c) the applicable terms and conditions of the Partnership Agreement and (d) the applicable terms and conditions of the CONE Gathering LLC Agreement. The GP Interests have been duly authorized and validly issued in accordance with the General Partner LLC Agreement and in compliance with applicable Law, are fully paid (to the extent required by the General Partner LLC Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act). There are no preemptive or other rights, including any rights of first refusal, rights of first offer or preferential rights, to subscribe for or to purchase, and no restriction upon the voting or transfer of, any interest in the General Partner. There are no outstanding options, warrants or similar rights to purchase or acquire from the General Partner or CONE Gathering any equity interests in the General Partner, and there is no obligation of the General Partner to issue any capital stock, voting securities or other equity interests or securities convertible into or exchangeable for capital stock, voting securities or other equity interests of the General Partner. The General Partner has no outstanding bonds, debentures, notes or other obligation the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the General Partner. Seller has made available a true, correct and complete copy of the Organizational Documents of the General Partner to Buyer.
Section 2.8    Seller Status. Seller is not an employee benefit plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a nonresident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code.
Section 2.9     Brokers. No broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of Seller for which NBLM, CONE Gathering, the General Partner, the Partnership Entities or Buyer or any of its Affiliates would have any Liability.
Section 2.10    Assets of NBLM, CONE Gathering and the General Partner.
(a)    As of the Closing Date, the only assets owned or otherwise held by NBLM shall be the CONE Assets.
(b)    The only assets owned or otherwise held by CONE Gathering shall be (i) the GP Interests, (ii) 95% of the Equity Securities of CONE Midstream Devco II LP, (iii) 95% of the Equity Securities of CONE Midstream Devco III LP and (iv) the assets described on Schedule 2.10(b) (clauses (i) through (iv), collectively, the “CONE Gathering Assets”).
(c)    Except as set forth on Schedule 2.10(c)(i), as of the Closing Date, NBLM is not a party to or otherwise bound by any Contracts. To the Knowledge of Seller, all of the Contracts to which CONE Gathering is a party or to which it is otherwise bound are set forth on Schedule 2.10(c)(ii). The Contracts set forth on (or which should have been set forth on) Schedule 2.10(c)(i) and (c)(ii), shall be referred to herein as the “CONE Contracts”. Seller has made available to Buyer all of the CONE Contracts that are in the possession, custody or control of Seller.
(d)    As of the Closing Date, NBLM does not have any Liabilities except for those Liabilities (i) that directly relate to the ownership of the CONE Interests or the Subject Units and (ii) that arise in the ordinary course pursuant to the terms of the CONE Contracts to which NBLM is a party or otherwise bound (collectively, the “CONE Liabilities”). As of the Execution Date and the Closing Date, CONE Gathering does not have any Liabilities except for those Liabilities (i) that directly relate to the ownership of the CONE Gathering Assets and (ii) that arise in the ordinary course pursuant to the terms of the CONE Contracts to which CONE Gathering is a party or otherwise bound.
(e)    After giving effect to the Reorganization, NBLM’s ownership of the CONE Assets shall result in NBLM having the ability to conduct the operations of NBLM, CONE Gathering, the General Partner and the Partnership Entities’ businesses in the same manner as currently conducted by Seller and its Affiliates.
(f)    Immediately prior to the Closing, after giving effect to the Reorganization, NBLM will be able to pay its Liabilities as they become due and shall own property having a fair saleable value greater than the amounts required to pay its Liabilities (including a reasonable estimate of the amount of all contingent Liabilities).
(g)    Except as set forth on Schedule 2.10(g), there are no Contracts between Seller and its Affiliates, on the one hand, and CONE Gathering, the General Partner or any of the Partnership Entities, on the other hand.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER CONCERNING NBLM, CONE GATHERING, THE GENERAL PARTNER AND THE PARTNERSHIP ENTITIES
Except as disclosed in any Partnership SEC Reports filed by the Partnership with the SEC on or prior to the date hereof (excluding any forward looking disclosures set forth in any risk factor section, any disclosures in any section related to forward looking statements and any other disclosures included therein to the extent they are predictive or forward looking in nature), Seller hereby represents and warrants to Buyer as of the Execution Date and the Closing Date as follows:
Section 3.1    Organization.
(a)    Each of the Partnership Entities (i) is a limited partnership or limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, (ii) has all requisite legal and limited partnership or limited liability company power and authority to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted, and (iii) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except with respect to clause (iii) for circumstances which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement. Seller has heretofore made available to Buyer true, correct and complete copies of the Organizational Documents of each of the Partnership Entities as in effect on the date hereof.
(b)    The General Partner (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite legal and limited liability company power and authority to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted, and (iii) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except with respect to clause (iii) for circumstances which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.
(c)    CONE Gathering (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite legal and limited liability company power and authority to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted, and (iii) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except with respect to clause (iii) for circumstances which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.
(d)    NBLM (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite legal and limited liability company power and authority to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted, and (iii) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except with respect to clause (iii) for circumstances which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.
Section 3.2    No Conflict or Violation. The execution, delivery and performance of this Agreement and the Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not: violate or conflict with any provision of the Organizational Documents of NBLM, CONE Gathering, the General Partner or any of the Partnership Entities (including the failure to comply with any right of first offer, right of first refusal or preferential right contained therein); violate any Law of any Governmental Authority binding on any of the Partnership Entities, the General Partner acting on behalf of the Partnership, CONE Gathering or NBLM; except as disclosed on the Schedule 3.2, violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any lease, loan agreement, mortgage, security agreement, trust indenture or other Contract or instrument to which any of the Partnership Entities is a party or NBLM or the General Partner or CONE Gathering acting on behalf of the Partnership or the General Partner, respectively, is a party or by which any of them is bound or to which any of its properties or assets is subject; result in the creation or imposition of any Encumbrance, limitation or restriction other than Permitted Encumbrances upon any of the properties or assets of any of the Partnership Entities, the General Partner, CONE Gathering or NBLM; or result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of any of the Partnership Entities, the General Partner,

CONE Gathering or NBLM, except in the case of clauses (a), (c), (d) and (e), where such violations, breaches, defaults or Encumbrances in the aggregate would not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.
Section 3.3    Business of NBLM, CONE Gathering and the General Partner. Except as disclosed on Schedule 3.3, NBLM does not own, directly or indirectly, any equity or similar interest or debt securities of any Person. Except as disclosed on Schedule 3.3, CONE Gathering does not own, directly or indirectly, any equity or similar interest or debt securities of any Person. Other than the Partnership Entities, the General Partner does not own, directly or indirectly, any equity or similar interest or debt securities of any Person. Except as disclosed on Schedule 3.3, neither NBLM, CONE Gathering nor the General Partner has ever engaged in or conducted, directly or indirectly, any business or other activities other than, with respect to NBLM, acting as the holder of the CONE Interests and the Subject Units, with respect to CONE Gathering, acting as the sole member of the General Partner and a limited partner of the Partnership, and with respect to the General Partner, acting as the sole general partner of the Partnership and owning the General Partner Interest. None of NBLM, CONE Gathering or the General Partner has any indebtedness, Liability or obligations, absolute or contingent, except those arising in connection with its performance as the record holder of the CONE Interests and the Subject Units, as the sole member of the General Partner or as the sole general partner of the Partnership, as applicable.
Section 3.4    Partnership Capitalization; General Partner Interest.
(a)    As of the date hereof, the Partnership has no partnership or other equity interests outstanding other than (i) 34,367,580 Common Units, (ii) 29,163,121 Subordinated Units, (iii) 144,900 Common Units reserved for issuance upon the settlement of outstanding Phantom Units, and (iv) the General Partner Interest and Incentive Distribution Rights owned by the General Partner. All of the limited partner interests in the Partnership have been duly authorized and validly issued in accordance with the Partnership Agreement and in compliance with applicable Laws; and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except to the extent such nonassessability may be affected by Section 17-607 of the Delaware LP Act).
(b)    Except as described in the Partnership Agreement, there are no preemptive rights, rights of first refusal, rights of first offer, preferential rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of any interest in the Partnership (provided, that the foregoing shall not apply to any such rights to purchase or restriction on voting or transfer that any holder of Partnership Interests (other than NBLM) may have imposed upon such Partnership Interests but expressly excluding the Subject Units).
(c)    Except as set forth on Schedule 3.4(c): (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments

(pre-emptive, contingent or otherwise) obligating any of the Partnership Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or subject to any Encumbrance any equity interest in any of the Partnership Entities; (ii) there are no outstanding securities or obligations of any kind of any of the Partnership Entities which are convertible into or exercisable or exchangeable for any equity interest in any of the Partnership Entities or any other Person, and none of the Partnership Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) other than the Phantom Units, there are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of the Partnership Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of any of the Partnership Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of the Common Units or Subordinated Units; (v) except as described in the Partnership Agreement, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the Partnership Entities is a party or by which any of their respective securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Partnership Entities (provided that the foregoing shall not apply to any such restriction on voting or disposition that any holder of Partnership Interests (other than NBLM) may have imposed upon such Partnership Interests but expressly excluding the Subject Units); and (vi) there are no outstanding registration rights with respect to any Common Units or any other equity securities of any of the Partnership Entities.
(d)    The General Partner is the sole general partner of the Partnership. The General Partner Interest has been duly authorized and validly issued in accordance with the Partnership Agreement and in compliance with applicable Laws; has been fully paid (to the extent required under the Partnership Agreement); and is held by the General Partner free and clear of any Encumbrances except for (i) restrictions on transfer arising under applicable securities Laws, (ii) the applicable terms and conditions of the Partnership Agreement and (iii) the applicable terms and conditions of the General Partner LLC Agreement.
Section 3.5    Subsidiaries; Equity Interests. Except as set forth on Schedule 3.5:
(a)    None of CONE Gathering, the General Partner nor the Partnership has any Subsidiaries, and neither owns, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person; and
(b)    None of CONE Gathering, the General Partner nor the Partnership has any obligation or rights to acquire by any means, directly or indirectly, any capital stock, voting rights, equity interests or investments in another Person. All of the outstanding equity interests of the Partnership’s Subsidiaries have been duly authorized and are validly issued (in accordance with their respective governing documents and in compliance with applicable Laws), fully paid (to the extent required under the applicable governing documents) and non-assessable (except (i) with respect to General Partner Interest, (ii) as set forth to the contrary in the applicable governing documents and (iii) to the extent such non-assessability may be affected by the Delaware Revised Uniform Limited Partnership Act or the Delaware Limited Liability Company Act) and were not issued in violation of pre-emptive or similar rights. Except for Encumbrances set forth on Schedule 3.5, Permitted Encumbrances or those that exist under the Partnership Credit Agreement, the Partnership owns, directly or indirectly, the issued and outstanding partnership, membership or other equity interests of each of its Subsidiaries set forth on Schedule 3.5, in each case free and clear of any Encumbrances. The Partnership and each of the Subsidiaries of the Partnership are collectively referred to herein as the “Partnership Entities.”
Section 3.6    Enforceability of Operative Agreements. The Partnership Agreement has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms. The General Partner LLC Agreement has been duly authorized, executed and delivered by CONE Gathering and is a valid and legally binding agreement of CONE Gathering, enforceable against CONE Gathering in accordance with its terms. The CONE Gathering LLC Agreement has been duly authorized, executed and delivered by NBLM and the other party thereto and is a valid and legally binding agreement of NBLM, enforceable against NBLM in accordance with its terms. The NBLM LLC Agreement has been duly authorized, executed and delivered by Seller and the other party thereto and is a valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms.
Section 3.7    Financial Statements; Partnership SEC Reports. The Partnership has timely made all filings with the Securities and Exchange Commission (the “SEC”) required to be made by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”) (such documents, including exhibits and other information incorporated therein, collectively, the “Partnership SEC Reports”). All Partnership SEC Reports filed by the Partnership, at the time filed with the SEC or, if amended, as of the date of the last such amendment (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act and the rules and regulations of the SEC thereunder. No Partnership SEC Reports at the time described above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All financial statements contained or incorporated by reference in such Partnership SEC Reports complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of the Partnership and its consolidated Subsidiaries at and as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material). The books and records of the Partnership Entities have been and are being maintained in all material respects in accordance with GAAP. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the Partnership SEC Reports. None of the General Partner nor the Partnership Entities has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or Liabilities of, the Partnership or any of its Subsidiaries in the Partnership’s published financial statements or other Partnership SEC Reports. No Subsidiary of the Partnership is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by Contract.
Section 3.8    Disclosure Controls; Sarbanes-Oxley.
(a)    The Partnership’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the General Partner and the Partnership as appropriate to allow timely decisions regarding required disclosure.
(b)    The Partnership, and to the Knowledge of Seller, the directors and officers of the General Partner in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated thereunder and the rules of the New York Stock Exchange in each case that are effective and applicable to the Partnership.
Section 3.9     Absence of Certain Changes or Events. Since December 31, 2016, (a) there has not been or occurred any event or condition that has had or would reasonably be expected to have a Material Adverse Effect, (b) except as set forth on Schedule 3.9, the business of NBLM, CONE Gathering, the General Partner and each of the Partnership Entities has been conducted in the ordinary course of business consistent with past practice, (c) neither NBLM, CONE Gathering, the General Partner nor any of the Partnership Entities has suffered any material damage, destruction or other casualty loss (whether or not covered by insurance) to any of their respective properties or assets that are material to the business of NBLM, CONE Gathering, the General Partner or the Partnership Entities, as applicable, and (d) except as set forth on Schedule 3.9, none of NBLM, CONE Gathering, the General Partner nor any of the Partnership Entities has taken any action that would be prohibited pursuant to Section 5.10 if such action were taken between the Execution Date and the Closing Date.
Section 3.10    Compliance with Law; Permits.
(a)    The operations of NBLM, CONE Gathering, the General Partner and each Partnership Entity have been conducted since (i) November 25, 2014, with respect to NBLM, (ii) September 19, 2011, with respect to CONE Gathering, (iii) May 30, 2014, with respect to the General Partner and the Partnership and (iv) July 11, 2014, with respect to the Subsidiaries of the Partnership, and are currently being conducted, in compliance with all applicable Laws, including those relating to the use, ownership, and operation of their respective assets and properties, except with respect to the General Partner and the Partnership Entities as would not reasonably be expected to have a Material Adverse Effect and with respect to NBLM and CONE Gathering, which has not or would not result in a material Liability.
(b)    Each of NBLM, CONE Gathering, the General Partner and the Partnership Entities are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (the “Permits”)

necessary to own, lease and operate their assets and properties and to lawfully carry on their businesses as they are now being conducted. Neither NBLM, CONE Gathering, the General Partner nor any Partnership Entity is in material conflict with, or in material default or material violation of, any of such Permits.
Section 3.11    Tax Matters.
(a)    Except as disclosed on Schedule 3.11(a), (i) all income and other material Tax Returns required by applicable Law to be filed by or with respect to each of NBLM, CONE Gathering, the General Partner and each of the Partnership Entities have been timely filed (taking into account any extensions of time within which to file) and all such Tax Returns were true, correct and complete in all material respects; (ii) all Taxes owed by each of NBLM and CONE Gathering, the General Partner and each of the Partnership Entities which are or have become due have been paid in full; (iii) all material Tax withholding, collection or deposit requirements imposed on or with respect to NBLM and CONE Gathering, the General Partner or any Partnership Entity have been satisfied in full in all respects; (iv) there is no action, suit, proceeding, investigation, audit, dispute or claim concerning any material amount of Taxes of NBLM or CONE Gathering, the General Partner or any of the Partnership Entities either claimed or raised by any Governmental Authority in writing; (v) none of NBLM or, to the Knowledge of Seller, CONE Gathering, the General Partner or any Partnership Entity has waived or granted an extension of the statute of limitations with respect to any Tax claim or Tax year which waiver or extension is still in effect; (vi) no claim has ever been made by any Governmental Authority in a jurisdiction in which NBLM or, to the Knowledge of Seller, CONE Gathering, the General Partner or any Partnership Entity does not file Tax Returns that such entity is or may be subject to Tax in such jurisdiction; (vii) there are no encumbrances for Taxes on any of the assets of NBLM or, to the Knowledge of Seller, CONE Gathering, the General Partner or any Partnership Entity (other than for Taxes not yet due and payable) and no deficiency or addition to Taxes with respect to any assets, income, properties or operations of NBLM or, to the Knowledge of Seller, CONE Gathering, the General Partner or any Partnership Entity has been proposed, asserted or assessed in writing against NBLM or CONE Gathering, the General Partner or any Partnership Entity, as applicable; and (viii) each of the Partnership Entities that is classified as a partnership for U.S. federal income tax purposes has made an election pursuant to Section 754 of the Code, and such election is currently in effect.
(b)    None of NBLM or, to the Knowledge of Seller, CONE Gathering, the General Partner or any Partnership Entity is a party to any Tax sharing agreement or Tax indemnity agreement nor do they have any material continuing obligations under such agreements. No power of attorney that is currently in force has been granted by NBLM or, to the Knowledge of Seller, by CONE Gathering, the General Partner or any Partnership Entity with respect to any matter relating to Taxes. None of NBLM, CONE Gathering, the General Partner or any of the Partnership Entities has ever been a member of an affiliated group filing a consolidated federal income tax return, and NBLM, CONE Gathering, the General Partner and the Partnership Entities have no Liability for the Taxes of any other Person, whether under Treasury Regulations 1.1502-6, or as a transferee or successor, by Contract or otherwise (other than pursuant to customary commercial Contracts not primarily related to Taxes).

(c)    In each tax year since the formation of the Partnership up to and including the current tax year, at least 90% of the Partnership’s gross income has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code.
(d)    Except as disclosed on Schedule 3.11(d), none of CONE Gathering, the General Partner or any Partnership Entity has elected to be treated as a corporation for U.S. federal income tax purposes, and each of CONE Gathering, the General Partner and the Partnership Entities has been treated as a partnership for U.S. federal income tax purposes in each tax year since its formation.
(e)    Seller has, since NBLM’s formation, treated NBLM as an entity disregarded as separate from Seller for U.S. federal income tax purposes in accordance with Treasury Regulation § 301.7701-3.
(f)    None of NBLM or, to the Knowledge of Seller, CONE Gathering, the General Partner or any Partnership Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) of the Code (or any corresponding or similar provision of any other Tax Law) as a result of any change in method of accounting initiated prior to the Closing or as a result of the use of an improper method of accounting for a taxable period (or portion thereof) prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any other Tax Law); (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; or (v) election under Section 108(i) of the Code related to a period prior to the Closing.
(g)    The representations and warranties set forth in this Section 3.11 are Seller’s sole and exclusive representations and warranties relating to Tax matters except as set forth in Sections 3.7 and 3.13.
Section 3.12    Absence of Undisclosed Liabilities. None of the Partnership Entities or the General Partner has any indebtedness or Liability, absolute or contingent, which is not shown or provided for in the consolidated financial statements of the Partnership included in the Partnership SEC Reports, other than Liabilities incurred or accrued in the ordinary course of business consistent with past practice, including liens for current taxes and assessments not in default, since December 31, 2016, or other Liabilities of the Partnership or any of its Subsidiaries that individually or in the aggregate are not material to the Partnership and its Subsidiaries, taken as a whole.
Section 3.13    Employees; Employee Plans.
(a)    Neither NBLM, CONE Gathering, the General Partner nor any of the Partnership Entities has employees on its payroll.
(b)    (i) Except as set forth on Schedule 3.13(b), none of the employees of Seller or any of its Affiliates who perform service with respect to NBLM, CONE Gathering, the General Partner or a Partnership Entity (the “Subject Employees”) are subject to any collective bargaining agreements or other Contract with any labor union, (ii) neither NBLM, CONE

Gathering, the General Partner nor any of the Partnership Entities is obligated to recognize or bargain with any union or other collective bargaining representative except in connection with the collective bargaining agreements set forth on Schedule 3.13(b), and (iii) since January 1, 2014, no union or other collective bargaining representative, to the Knowledge of Seller, has attempted to organize or been certified as the exclusive bargaining representative of any Subject Employee. There is no labor strike, work stoppage, slowdown, walkout, lockout or similar labor activity pending or, to the Knowledge of Seller, threatened involving any Subject Employees, NBLM, CONE Gathering, the General Partner, or any of the Partnership Entities. There is no pending or, to the Knowledge of Seller, threatened labor dispute, grievance or Legal Proceeding relating to the employment or termination of employment of any current or former employees or independent contractors of NBLM, CONE Gathering, the General Partner or any Partnership Entities that would, individually or in the aggregate, result in a material Liability to Buyer, NBLM, CONE Gathering, the General Partner or any Partnership Entity.
(c)    Schedule 3.13(c) contains a list of each material Employee Plan maintained, sponsored by, or contributed to (or required to be contributed to) by, NBLM, CONE Gathering, the General Partner, the Partnership Entities or any ERISA Affiliate or to which NBLM, CONE Gathering, the General Partner, the Partnership Entities or any ERISA Affiliate would reasonably be expected to have any Liability or potential Liability (each, a “Benefit Plan”) and separately identifies each such Benefit Plan as either an Assumed Plan or a Retained Plan. With respect to each Assumed Plan, Seller has delivered or made available to Buyer, to the extent applicable and in the possession, custody or control of Seller, true and complete copies of the plan document (including any amendments), the current summary plan description (and any summary of material modification thereto), related trust or funding agreement associated with such Assumed Plan, the most recent IRS determination letter (or opinion letter, if applicable), the most recent Form 5500 and the most recent actuarial report. With respect to each Retained Plan, if any, under which any Subject Employees participate, Seller has made available to Buyer a summary plan description or a written summary of the material terms of such Retained Plan.
(d)    Except as could not reasonably be expected to result in a material Liability to NBLM, CONE Gathering, the General Partner, the Partnership Entities, each Benefit Plan complies with, and has been established, funded and operated in accordance with, all applicable Laws (including, where applicable, ERISA, the Code and all other applicable Laws) and the terms of the applicable Benefit Plan and, with respect to each Benefit Plan, no event has occurred and, to the Knowledge of Seller, no condition exists, that has subjected, or would reasonably be expected to subject, NBLM, CONE Gathering, the General Partner or the Partnership Entities to any material tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or any other applicable Law, either directly or by reason of any affiliation with any ERISA Affiliate. There has been no “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA) with respect to any Assumed Plan.
(e)    Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, or may rely on an opinion letter issued by the Internal Revenue Service and, to the Knowledge of Seller,

there is no reason why any such determination letter or opinion letter would be revoked or not reissued.
(f)    None of NBLM, CONE Gathering, the General Partner, the Partnership Entities or any ERISA Affiliate has any Liability (whether absolute or contingent) with respect to, and no Benefit Plan is, an Employee Plan subject to Title IV of ERISA (including a “multiemployer plan” (as defined in Section 3(37) of ERISA), Section 302 of ERISA or Section 412 of the Code. No Assumed Plan is a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), or a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code).
(g)    With respect to each Benefit Plan, no Legal Proceedings or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Seller, threatened that would reasonably be expected to result in material Liability to Buyer, NBLM, CONE Gathering, the General Partner or the Partnership Entities.
(h)    Other than as required pursuant to Section 4980B of the Code, no Assumed Plan provides benefits or coverage in the nature of post-retirement or post-termination health, life, welfare or disability insurance for current or future retired or former employees or service providers (or their spouses or dependents) and no Subject Employees are entitled to such benefits under any Retained Plan.
(i)    Except as set forth on Schedule 3.13(i), neither the negotiation or execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement would, either alone or in combination with another event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due under any Benefit Plan, (ii) materially increase any benefits otherwise payable under any Assumed Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any payments or give rise to any additional service credits under any Benefit Plan, or (iv) result in the imposition of sanctions imposed under Sections 280G and 4999 of the Code.
(j)    The representations and warranties set forth in this Section 3.13 are Seller’s sole and exclusive representations and warranties regarding employee and employee benefit matters except for those set forth in Sections 3.7, 3.10 3.11, 3.12 and 3.20.
Section 3.14    Insurance. The insurance policies covering the Partnership Entities and CONE Gathering and their respective businesses and properties are in all material respects in full force and effect in accordance with their terms, no notice of cancellation or termination has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a material default thereunder. CONE Gathering, the General Partner and the Partnership Entities have in place insurance policies of sufficient scope and coverage which are adequate and reasonable for Persons of comparable size in the industry in which such Persons operate.
Section 3.15    Regulatory Matters. Neither NBLM, CONE Gathering, the General Partner nor any of the Partnership Entities is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.16    Books and Records; Other Information.
(a)    The minute books and other similar records of NBLM, CONE Gathering and the General Partner contain true and correct copies of all actions taken at all meetings of the board of managers of NBLM, the members of CONE Gathering, the board of directors of the General Partner or any committee thereof and all written consents executed in lieu of any such meetings. Complete and accurate copies of all such minute books and other similar records have been made available to Buyer.
(b)    The Partnership maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
Section 3.17    Environmental Matters. Except as set forth in Schedule 3.17:
(a)    Each of the Partnership Entities and CONE Gathering and their respective properties and operations are, and since May 30, 2014 has been, in material compliance with all applicable Environmental Laws.
(b)    Each of the Partnership Entities and CONE Gathering has obtained and currently possesses, and is, and since May 30, 2014 has been, in material compliance with, all Permits required pursuant to Environmental Laws for its operations and the occupation of its facilities or properties; and all such Permits are in full force and effect.
(c)    There are no pending or threatened material Legal Proceedings against any of the Partnership Entities or CONE Gathering under any Environmental Laws.
(d)    None of the Partnership Entities or CONE Gathering has entered into any consent agreement, decree or order pursuant to, any Environmental Law, and none of the Partnership Entities or CONE Gathering is a party to any judgment, or judicial or administrative order issued pursuant to any Environmental Law.
(e)    None of the Partnership Entities or CONE Gathering has received any written notice of material Liability under or violation of Environmental Laws from any Governmental Authority or other Person that remains unresolved or pending.
(f)    There has been no Release, transportation, arrangement for the disposal, or handling of, or exposure of any Person to any Hazardous Material into or in the Environment, including by the Partnership Entities or CONE Gathering, or onto or beneath any of the Partnership Entities’ or CONE Gathering’s respective current or former facilities or properties, in each case that could result in any material remedial or corrective action obligation or other Liability on the part of the Partnership Entities or CONE Gathering under Environmental Laws.
(g)    Seller, CONE Gathering and the Partnership Entities have made available to Buyer all material environmental assessments, reports, audits and studies and all other documents materially bearing upon environmental, health, or safety matters relating to the

Partnership Entities’ and CONE Gathering’s current and former properties, assets and operations, in each case that have been prepared within the five (5) years preceding the date of this Agreement and that are in the possession, custody or control of Seller, CONE Gathering or the Partnership Entities.
(h)    Excluding routine Contracts that are entered into in the ordinary course of business, neither Partnership Entities nor CONE Gathering have not assumed, or entered into any agreement pursuant to which the Partnership Entities or CONE Gathering agreed to indemnify the other party against, a material Liability of any other Person incurred under Environmental Laws.
(i)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, no statement or representation is made in this Agreement regarding any compliance or failure to comply with, or any actual or contingent Liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Law, except as set forth in this Section 3.17 or in Sections 3.2, 3.7, 3.9, 3.12, 3.20 and 3.22.
Section 3.18    Derivative Transactions and Hedging. Schedule 3.18 contains a complete and correct list as of the date hereof of all outstanding commodity or financial hedging positions of any of the Partnership Entities or CONE Gathering pursuant to which any such party has outstanding rights or obligations.
Section 3.19    Material Contracts.
(a)    Seller has made available to Buyer all material Contracts to which NBLM, CONE Gathering, the Partnership Entities or the General Partner is a party to or bound by, in each case that are in the possession, custody or control of Seller, except for (i) Contracts filed as an exhibit to or incorporated by reference in a Partnership SEC Report filed prior to the date hereof or (ii) Benefit Plans (other than Assumed Plans) set forth on Schedule 3.13(c). All Contracts required to be provided in this Section 3.19(a) that are not terminable on 90 days or less notice without payment by any of NBLM, CONE Gathering, the General Partner or the Partnership Entities of any penalty and all Contracts filed as exhibits to the Partnership SEC Reports filed prior to the date hereof are referred to herein as “Partnership Material Contracts.”
(b)    Other than as a result of the expiration or termination of any Partnership Material Contract in accordance with its terms and except as would not reasonably be expected to have either individually or in the aggregate a Material Adverse Effect, (i) each Partnership Material Contract is valid and binding on each of NBLM, CONE Gathering, the General Partner or the Partnership Entities that is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms against such Person and is valid and binding on the other party or parties thereto, and in full force and effect and enforceable against such other parties thereto, (ii) each of NBLM, CONE Gathering, the General Partner or the Partnership Entities, as applicable, has performed all material obligations required to be performed by it to date under each Partnership Material Contract, and (iii) none of NBLM, CONE Gathering, the General Partner or the Partnership Entities has knowledge of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of any of the Partnership Entities or of any other party under any such Partnership Material Contract.
Section 3.20    Litigation. Except as set forth on Schedule 3.20 (which such Schedule 3.20 shall only apply as of the Execution Date and shall not apply for purposes of the Closing Date):
(a)    There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened, against or involving CONE Gathering, the General Partner or the Partnership Entities, that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement. There is no order, writ, judgment, injunction or decree of any Governmental Authority outstanding against CONE Gathering, the General Partner or any of the Partnership Entities or any of their respective assets and properties that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.
(b)    There are no actions, suits, claims, investigations or other Legal Proceedings pending or, to Seller’s Knowledge, threatened, (i) against or involving Seller, NBLM or CONE Gathering that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or (ii) against or involving NBLM that would reasonably be expected to result in a material Liability.
Section 3.21    Assets. Except as disclosed on Schedule 3.21, either the Partnership or its Subsidiaries, as the case may be, owns, leases or has the legal right to use all the properties and assets of such entity, free and clear of any Encumbrances (other than Permitted Encumbrances), necessary for the continued operation of the Partnership Entities’ businesses as currently conducted. Except as disclosed on Schedule 3.21, CONE Gathering owns, leases or has the legal right to use all of the properties and assets of such entity, free and clear of any Encumbrances (other than Permitted Encumbrances), necessary for the continued operation of CONE Gathering’s business as currently conducted.
Section 3.22    Rights-of-Way. Each of the Partnership Entities and CONE Gathering owns or has the right to use such easements or rights-of-way from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business as currently conducted except for Permitted Encumbrances. Each of the Partnership Entities and CONE Gathering has fulfilled and performed all its obligations with respect to such Rights-of-Way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace period and extensions, as listed on Schedule 3.22) and no event has occurred that allows, or after notice or lapse of time or both would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as of the Execution Date and the Closing Date as follows:
Section 4.1    Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite legal and entity power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted. Buyer is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except for circumstances which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transaction contemplated by this Agreement.
Section 4.2    Validity of Agreement; Authorization. Buyer has the power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such other Transaction Documents and the performance of Buyer’s obligations hereunder and thereunder have been duly authorized by the Manager of Buyer, and no other proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute Buyer’s valid and binding obligation enforceable against Buyer in accordance with its terms.
Section 4.3    No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party does not: violate or conflict with any provision of its Organizational Documents; violate any applicable provision of Law; violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any lease, loan agreement, mortgage, security agreement, trust indenture or other Contract or instrument to which Buyer is a party or by which Buyer is bound or to which any of its properties or assets is subject; result in the creation or imposition of any Encumbrance upon any of its properties or assets other than Permitted Encumbrances, or result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of Buyer except where such violations, breaches, defaults or Encumbrances in the aggregate would not have a material adverse effect on Buyer’s ability to consummate the transaction contemplated by this Agreement.
Section 4.4    Consents and Approvals. Except  as set forth on Schedule 4.4,  as required in connection with the HSR Act, (c) as have been waived or obtained, or (d) as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, neither Buyer’s execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party, nor Buyer’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person.

Section 4.5    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from any of the Parties hereto in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer for which Seller or any of its Affiliates would be responsible.
Section 4.6    Buyer Status. Buyer is not an employee benefit plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a non-resident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code. Neither Buyer nor any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Buyer, within the meaning of the HSR Act and the rules promulgated thereunder, owns any Common Units or other equity interests in the Partnership.
Section 4.7    Investment Intent; Investment Experience; Restricted Securities. In acquiring the NBLM Interests, Buyer is not offering or selling, and shall not offer or sell the NBLM Interests, in connection with any distribution of any of such NBLM Interests, and Buyer has no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. Buyer acknowledges that it can bear the economic risk of its investment in the NBLM Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the NBLM Interests. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Buyer understands that the NBLM Interests will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the NBLM Interests may be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the NBLM Interests may not be permitted to be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
Section 4.8    Sufficiency of Funds. At the Closing Date, Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 4.9    Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS
Section 5.1    Further Assurances; Audits and Filings.
(a)Upon the request of either Party at any time on or after the Closing Date, the other Party will promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or its counsel may reasonably request in order to perfect title of Buyer and its successors and assigns to the NBLM Interests or otherwise to effectuate the purposes of this Agreement.
(b)    Seller acknowledges that Buyer or its Affiliates may be required or may deem it advisable to provide financial statements relating to NBLM or the CONE Group for one or more years or interim periods (collectively, the “Consolidated Financial Statements”) in documents filed with the SEC by Buyer or its Affiliates pursuant to the Securities Act, the Exchange Act, or as otherwise required by any regulatory body or regime or stock exchange to which Buyer or any of its Affiliates is subject, and that such Consolidated Financial Statements may be required to be audited in accordance with GAAP and may need to comply with the requirements of one or more registration statements, reports or other documents (collectively, the “SEC Documents”) under the Securities Act, the Exchange Act and the rules promulgated thereunder, including those set forth in Regulation S-X, or otherwise comply with the rules and regulations of other regulatory bodies or regimes to which Buyer or any of its Affiliates is or may become subject. From and after the Closing Date until the five (5) year anniversary of the Closing Date, Seller shall, shall cause its Affiliates, and shall use commercially reasonable efforts to cause its and their respective Representatives to promptly, (i) reasonably cooperate with Buyer, its Affiliates and their respective Representatives in connection with Buyer’s (or its Affiliate’s) preparation of the Consolidated Financial Statements and Buyer’s and its Affiliates compliance with their financial, or other reporting requirements and audits, including those required under the Securities Act or the Exchange Act applicable to any initial public or other offerings of Buyer or any Affiliate of Buyer, including the filing by Buyer or such Affiliate with the SEC of one or more registration statements to register any securities of Buyer or such Affiliate under the Securities Act or reports required to be filed by Buyer or such Affiliate under the Exchange Act; (ii) to the extent practicable, provide Buyer, its Affiliates and their respective Representatives with reasonable access to Seller’s officers, managers, employees, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents relating to the CONE Group as may reasonably be deemed necessary by Buyer or its Representatives to prepare the Consolidated Financial Statements and to comply with its audit requirements, (iii) provide reasonable access to information with respect to NBLM and the CONE Group in connection with Buyer or its Affiliate’s preparation of responses to any inquiries by regulatory authorities and auditors, including the SEC and any applicable stock exchange, in each case as reasonably requested by Buyer and its Affiliates, and (iv) make available, to Buyer, its Affiliates and their Representatives during Seller’s normal business hours upon five (5) Business Days prior written notice, and permit to be copied, any and all books, records, information and documents that are attributable to the CONE Group in any of Seller’s or any of its Affiliates’ custody, possession or control as may be reasonably requested by Buyer, its Affiliates or their Representatives in order for Buyer or its Representatives to prepare the Consolidated Financial Statements or otherwise comply with applicable law or SEC or stock exchange requirement or audit requirements. Notwithstanding the foregoing, in no event shall Seller be obligated hereunder to disclose, provide or grant access to any books, records, information or documents to the extent such disclosure, provision or access would, in the reasonable discretion of Seller, (A) violate applicable Laws; (B) be likely to result in the waiver any legal privilege of Seller, any of its Affiliates or its counselors, attorneys, accountants or consultants; or (C) violate any obligations to any third party. Requests by Buyer and its Affiliates for cooperation, access and documentation pursuant to this Section 5.1(b) shall be given with reasonable specificity and with reasonable advance notice to Seller so as not to unreasonably interfere with Seller’s conduct of business. In no event shall Seller’s obligations under this Section 5.1(b) require Seller to create or obtain information or records that are not reasonably available to Seller or its Affiliates.
(c)    Seller, on behalf of itself and its Affiliates, hereby consents to the inclusion or incorporation by reference of the Consolidated Financial Statements in any SEC Document of Buyer or any of its Affiliates to be filed with the SEC or as may otherwise be required to be filed or otherwise disclosed by any other regulatory body or regime to which Buyer or any of its Affiliates is subject. Buyer shall promptly (and in any event without ten (10) Business Days) reimburse Seller, after receipt of demand in writing therefor, for any reasonable third party costs and expenses incurred by Seller or its Affiliates in complying with the provisions of Section 5.1(b) and Section 5.1(c). Notwithstanding the foregoing, nothing herein shall expand Sellers’ representations, warranties, covenants, or agreements set forth in this Agreement or give Buyer, its Affiliates, or any third party any rights to which it is not entitled hereunder. Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates from and against any and all Damages in connection with Seller’s performance of any obligations or assistance provided under Section 5.1(b) and Section 5.1(c), including Damages attributable to, arising out of or relating to any books, record, documents, representation letters or other information provided by or on behalf of the Seller or any of its Affiliates in connection with Section 5.1(b) and Section 5.1(c), EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE SELLER OR ONE OR MORE OF ITS AFFILIATES; OTHER THAN DAMAGES ATTRIBUTABLE TO, ARISING OUT OF OR RELATING TO THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF SELLER.
Section 5.2    Press Releases. Neither Party shall make any press release or other public announcements concerning the transaction contemplated by this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any Party desiring to make a public announcement shall first give the other Party forty-eight (48) hours written notification of its desire to make such a public announcement. The written notification shall include (a) a request for consent to make the announcement and (b) a written draft of the text of such public announcement. Nothing contained herein shall prohibit either Party from issuing or making a public announcement or statement (or require the consent of the other party) if such Party deems it necessary to do so in order to comply with any applicable Law, or any applicable rules, regulations, or Governmental Orders of any Governmental Authority having jurisdiction, or with disclosure requirements of applicable securities Laws or the SEC or any applicable stock exchanges (including the New York Stock Exchange), provided that such Party provides the other Party with a written draft of the text of such public announcement prior to issuing or making such public announcement.
Section 5.3    Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. Seller shall use commercially reasonable efforts to provide to Buyer, at Buyer’s sole expense, all cooperation reasonably required by Buyer to assist Buyer and its representatives in obtaining any financing related to the transactions contemplated by this Agreement. Buyer acknowledges that obtaining any such financing in connection with the Closing is not a condition to Buyer complying with its obligations under this Agreement, including closing the transactions contemplated herein following satisfaction or waiver of the conditions in Article VI.
Section 5.4    Confidential Information.
(a)    Seller and its Affiliates shall not, directly or indirectly, disclose after the Closing Date to any Person any information not in the public domain or generally known in the industry, in any form, acquired prior to the Closing Date, relating to the business and operations of the Partnership Entities. Notwithstanding the foregoing, Seller may disclose any information relating to the business and operations of the Partnership Entities (i) if required by Law, applicable stock exchange rule or in relation to any Tax Returns, (ii) to such other Persons if, at the time such information is provided, such Person is already in the possession of such information or (iii) if such information is lawfully acquired by Seller or any of its Affiliates from and after the Closing from sources which are not known to Seller to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation; provided, however, that nothing shall prohibit Seller or its Affiliates from using their knowledge or mental impressions of such information or their general knowledge of the industry in the conduct of their respective businesses following Closing.
(b)    From the date hereof until the date this Agreement is terminated pursuant to Article VII, notwithstanding anything to the contrary in the confidentiality agreement by and between Buyer and its affiliates and Seller and its Affiliates in respect of the transactions contemplated hereby, Buyer and its Representatives shall not be restricted from disclosing Buyer’s and its Affiliates’ involvement in the transactions contemplated hereby and such Persons shall be permitted to discuss the transactions contemplated by this Agreement with CONSOL Energy Inc. and its Affiliates, provided that Buyer shall keep Seller reasonably apprised of all such discussions with CONSOL Energy Inc.
Section 5.5    HSR Filing.
(a)    If a filing is required under the HSR Act in connection with the transactions contemplated under this Agreement, as promptly as practicable and in any event not later than ten (10) Business Days following the Execution Date, Seller and Buyer will file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and will as promptly as practicable use their commercially reasonable efforts to furnish any supplemental information which may be requested in connection therewith. Seller and Buyer will request early termination of the applicable HSR Act waiting period and use commercially reasonable efforts to obtain the termination of such waiting period as promptly as possible. Each of Seller and Buyer will bear its own costs and expenses relating to the compliance with this Section 5.5. Buyer and Seller shall share equally the cost of the filing fees associated with any filings required under the HSR Act.
(b)    Seller and Buyer shall coordinate and cooperate (as permitted by applicable Law) with one another in exchanging and providing such information to each other and in making the filings and requests referred to in this Section 5.5. Each of Seller and Buyer shall use commercially reasonable efforts to supply such reasonable assistance as may be reasonably requested by the other Party hereto in connection with the foregoing. Each of Seller and Buyer (i) shall promptly notify the other Party of (and, at the other Party’s reasonable request, supply to such other Party) any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings pertaining to the transactions contemplated hereby, to the extent permitted by applicable Law; (ii) shall, to the extent permitted by applicable Law, consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and proceedings with any Governmental Authority relating to such filings, including, subject to applicable Laws, permitting the other Party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other Party’s reasonable comments, (iii) agrees not to participate in any meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend; and (iv) shall comply, as promptly as is reasonably practicable, with any requests received by such Party under the HSR Act for additional information, documents or other materials.
Section 5.6    Marks. Seller hereby agrees that, within 30 days of the Closing, Seller shall, and shall cause its Affiliates to, cease using the name “NBL” or any derivative thereof.
Section 5.7    Reorganization. Prior to the Closing, Seller shall cause NBLM and any other Affiliates of Seller, as necessary, to enter into such conveyances and assignment agreements and such other necessary or advisable agreements or transactions, and make such filings with Governmental Authorities or third parties as may be required to cause all right, title and interest in and to the Excluded Assets and the Excluded Liabilities to be transferred to Seller or its designees (other than NBLM, CONE Gathering, the General Partner or the Partnership Entities), such that immediately following the completion of all such conveyances, assignments or other transactions, the only assets of NBLM shall be the CONE Assets and the only Liabilities of NBLM shall be the CONE Liabilities (such conveyances, assignment agreements and transactions, collectively, the “Reorganization”).
Section 5.8    Tax Matters.
(a)    Buyer agrees to allocate, or to cause the General Partner to allocate, under Section 706 of the Code and the Treasury regulations thereunder, income, gains, losses, deductions or credits attributable to the Subject Units for the tax year of the Partnership, CONE Gathering, the General Partner and each other relevant Partnership Entity in which the transfer of the Subject Units occurs between Buyer and Seller based on an “interim closing of the books” method as of the Closing Date.
(b)    The Parties do not expect that any transfer or similar Taxes (“Transfer Taxes”) will be incurred as a result of or with respect to the sale of the NBLM Interests. However, in the event that any Transfer Taxes are due, Buyer and Seller shall bear equally (on a

50/50 basis) any Transfer Taxes that arise in connection with this Agreement (other than any such Transfer Taxes that arise as a result of Section 5.7, which shall be borne by Seller), and Buyer and Seller agree to use their commercially reasonable efforts to mitigate, reduce or eliminate any such Transfer Taxes. Buyer and Seller shall cooperate with one another in the preparation of any necessary Tax Returns and other related documentation (including any exemption certificates and forms as each may request to establish an exemption) with respect to such Transfer Taxes.
(c)    Within sixty (60) days following the Closing Date, Buyer shall deliver to Seller a schedule (the “Allocation Schedule”) allocating the Purchase Price among the CONE Interests and the Subject Units. The Allocation Schedule shall be prepared by (i) allocating to the Subject Units an amount equal to the fair market value of such interests as of the Closing Date (based on the public trading price of an interest in the Partnership) and (ii) the remainder to the CONE Interests. The Allocation Schedule shall be binding on the parties, unless, within thirty (30) calendar days after the date of receipt by Seller of the Allocation Schedule, Seller delivers to Buyer a written request for reasonable changes. If Seller delivers such a request, then Buyer and Seller shall undertake in good faith to resolve the issues raised in such request within ten (10) calendar days. If the parties cannot reach a resolution, then Buyer and Seller shall jointly retain an independent valuation firm of recognized national standing to resolve such remaining disagreement, which resolution shall be binding. After such resolution, Buyer and Seller shall inform each of CONE Gathering and the Partnership of such allocation, and shall use reasonable best efforts to ensure that the Purchase Price, as so allocated, together with other relevant amounts for income tax purposes, shall be further allocated among the assets of CONE Gathering, the General Partner, the Partnership and the Partnership Entities in accordance with the fair market value of such assets and the provisions of Sections 751, 743, and 755 of the Code. Buyer and Seller each acknowledge that such further allocation shall be made in a manner consistent with the past practices of the Partnership, unless otherwise required by applicable Law. Buyer and Seller each agree to file all federal, state, local and non-U.S. Tax Returns in accordance with the Allocation Schedule.
(d)    During the period from the date hereof to the earlier of the Closing Date or the termination of this Agreement, except Buyer may consent in advance and in writing (which consent may be withheld in Buyer’s sole discretion), NBLM shall not make, change or rescind any Tax election, change or adopt any Tax annual accounting period, Tax accounting or transfer pricing policy or practice, file any amended Tax return, enter into any Tax allocation, sharing, indemnity or closing agreement, settle or compromise any Tax audit, claim or assessment, surrender or abandon any right to claim a Tax refund, offset or other reduction in liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, prepare any Tax returns in a manner inconsistent with past customs and practices of the NBLM, or incur any material liability for Taxes of NBLM other than in the ordinary course of business.
(e)    The Parties shall use best efforts to cause each of CONE Gathering and, as relevant, the General Partner to make an election pursuant to Section 754 of the Code, and any similar election available under state, local or non-U.S. Tax law.
Section 5.9    Employees.

(a)    Prior to the end of the TSA Term (as defined in the Transition Services Agreement), Buyer or one of its Affiliates may (but shall not be required to) make offers of employment to those Subject Employees set forth on Schedule 5.9(a) (the “Available Employees”). Such offers shall be for employment as of the end of the TSA Term. Buyer shall promptly, but in any event at least 10 days prior to the end of the TSA Term, notify Seller of which Available Employees received offers of employment and which offers were accepted. Each Available Employee who accepts an offer of employment from, and becomes employed by, Buyer or one of its Affiliates is referred to herein as a “Transferred Employee”. Seller shall be solely responsible for any severance or termination payments or benefits payable to any Transferred Employee resulting from the termination of such Transferred Employee’s employment with Seller or its Affiliate and agrees to reimburse Seller for any such payments or benefits actually incurred by Seller or its Affiliate.
(b)    Effective from and after the end of the TSA Term, each Transferred Employee shall be provided with service credit for all purposes under the Employee Plans of Buyer or any of its Affiliates (the “Buyer Benefit Plans”) in which such Transferred Employee is eligible to participate on or after such date (other than (i) for purposes of benefit accruals under any pension plan subject to Title IV of ERISA, (ii) for vesting purposes under any equity or incentive compensation plan or (iii) to the extent it would result in a duplication of benefits) for such Transferred Employee’s service with Seller or any of its Affiliates, to the same extent such service was recognized for a similar purpose under a corresponding Benefit Plan in which such Transferred Employee was eligible to participate immediately prior to such date.
(c)    Effective from and after the end of the TSA Term, for purposes of each Buyer Benefit Plan providing medical, dental, prescription drug and/or vision benefits in which the Transferred Employees are eligible to participate following such date, if applicable and to the extent permitted by applicable Law, Buyer shall, or shall cause its Affiliates to, take commercially reasonable efforts to (i) waive any limitation on health and welfare coverage of any Transferred Employee and his or her eligible dependents due to pre-existing conditions or waiting periods, active employment requirements and requirements to show evidence of good health under such Buyer Benefit Plan to the extent such conditions, periods or requirements are satisfied or waived (or otherwise inapplicable) under the analogous Benefit Plan of Seller or its Affiliate in which such Transferred Employee was eligible to participate immediately prior to such date and (ii) cause each such Buyer Benefit Plan to provide each Transferred Employee with credit for any co-payments and deductibles paid by such Transferred Employee and his or her covered dependents prior to such date and in the same plan year in which such date occurs towards satisfying the applicable annual deductibles and annual out-of-pocket limits, in each case, to the extent consistent with the terms of such Buyer Benefit Plan.
(d)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller and its Affiliates shall have the ability to terminate that certain Employee Secondment Agreement, effective as of September 8, 2014, by and between Noble Parent and the Partnership (which, for the avoidance of doubt, relates to the secondment by Noble Parent of Stephen Milbourne to the Partnership) at any time prior to or following the Closing.
The provisions of this Section 5.9 are solely for the benefit of the Parties hereto and nothing in this Section 5.9, express or implied, shall confer upon any Subject Employee,

Transferred Employee, any other Person or any applicable legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever.
Section 5.10    Interim Covenants. Except (i) for the Reorganization, (ii) as expressly contemplated by this Agreement and the other Transaction Documents and (iii) as set forth on Schedule 5.10, during the period from the Execution Date to the Closing Date, unless Buyer otherwise consents in writing in advance (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)    Seller will use commercially reasonable efforts to cause NBLM, CONE Gathering, the General Partner and the Partnership Entities (collectively, the “CONE Group”) to (a) conduct their businesses and operations in the ordinary course of business consistent with past practice, including with respect to all matters relating to Taxes, (b) preserve substantially intact the goodwill of their businesses and (c) preserve their present relationships and goodwill with customers, suppliers, Governmental Authorities and others having business dealings with such entities; and
(b)    Seller shall cause all managers and board members of CONE Gathering and the General Partner which Seller or its Affiliates have the right directly or indirectly to appoint to not vote in favor of any action or decision of CONE Gathering or the General Partner which requires such Person’s consent, which vote shall include, for the avoidance of doubt, any vote relating to Tax matters.
(c)    Notwithstanding anything contained in this Agreement to the contrary but subject to the other terms of this Section 5.10, nothing contained herein shall give to Buyer, directly or indirectly, the right to control or direct the businesses NBLM, CONE Gathering, the General Partner or the Partnership Entities prior to the Closing.
Nothing in this Section 5.10 shall require the directors or officers of the General Partner, when causing it to act in its capacity as the general partner of the Partnership, to take any action or refrain from taking any action if prohibited by applicable duties under applicable Law, the Partnership Agreement or the General Partner LLC Agreement.
Section 5.11    Notice of Events.
(a)    From the date hereof until the Closing or the earlier termination of this Agreement, Seller shall promptly notify Buyer in writing if Seller or any of its Affiliates becomes aware of: (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of the representations or warranties of Seller in Article II or Article III, had any such representation or warranty been made as of the time of Seller’s or its Affiliates discovery of such event, fact or condition, (ii) the filing or initiation of any Legal Proceeding that seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement (and to the extent legally permissible, shall provide Buyer and its designated representatives with copies of all filings and correspondence in respect of any such Legal Proceeding), or (iii) any material failure on Seller’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case, which breach or failure would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.
(b)    From the date hereof until the Closing or the earlier termination of this Agreement, Buyer shall promptly notify Seller in writing if Buyer or any of its Affiliates becomes aware of: (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of the representations or warranties of Buyer in Article IV, had any such representation or warranty been made as of the time of Buyer’s or its Affiliates discovery of such event, fact or condition, (ii) the filing or initiation of any Legal Proceeding that seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, (iii) any material failure on Buyer’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case, which breach or failure would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Buyer’s ability to perform its obligations under this Agreement.
Section 5.12    Assignments; Consents. Prior to the Closing, NBLM and Seller shall use commercially reasonable efforts to provide such cooperation reasonably requested by Buyer in connection with obtaining the assignments and consents set forth on Schedule 5.12.
Section 5.13    Access. From the date hereof until the earlier of (a) the date this Agreement is terminated pursuant to Article VII and (b) the Closing Date, Seller shall grant Buyer and its designated Representatives reasonable access, during normal business hours and upon reasonable notice, to employees of Seller or one of its Affiliates who reasonably have knowledge regarding the business, operations, assets and properties of NBLM, CONE Gathering, the General Partner or the Partnership Entities (including for the avoidance of doubt, Joe Dowdy, John Lewis and Stephen Milbourne) and to the Seller’s and its Affiliates’ books and records regarding CONE Gathering, the General Partner or the Partnership Entities to the extent such books and records relate to the transactions contemplated by this Agreement; provided however, that (x) Buyer and its designated representatives will not contact any officer, director or employee of Seller or any of Seller’s Affiliates (with the exception of Joe Dowdy, John Lewis and Stephen Milbourne) without arranging such contact with Joe Dowdy or John Lewis, and (y) nothing in this Section 5.13 shall require Seller or any of its Affiliates to provide access to, or to disclose any information to Buyer or any other Person (A) if such access or disclosure would jeopardize any privilege available to Seller, NBLM or its Affiliates relating to such information or which would be in violation of applicable Laws or regulations of any Governmental Authority (including any antitrust Laws) or the provision of any Contract to which Seller, NBLM or one of its Affiliates is a party; provided however, that Seller shall, and shall cause NBLM and their respective Affiliates to, use its reasonable best efforts to provide such access or disclosure to Buyer and its designated Representatives in a way that would not give rise to or result in or fully mitigate any such violation or otherwise jeopardize such privilege, as applicable or (B) relating to bids received from others in connection with the transactions contemplated by this Agreement.
Section 5.14    Exclusivity. Prior to the Closing Date, none of Seller or any of its Affiliates shall (and Seller shall cause its and its Affiliates’ Representatives not to), directly or indirectly, (a) submit, solicit, initiate, encourage, discuss or continue to discuss any proposal or offer from any Person (other than Buyer and its Affiliates in connection with the transactions contemplated by this Agreement) or enter into any agreement or accept any offer relating to or consummate any (i) reorganization, liquidation, dissolution or recapitalization of any member of the CONE Group (other than the Reorganization), (ii) merger or consolidation involving any member of the CONE Group, (iii) purchase or sale of any of the NBLM Interests, CONE Interests or Subject Units, or (iv) transaction or business combination similar to the transactions contemplated by this Agreement involving any member of the CONE Group or their respective businesses or assets (each of the foregoing transactions described in clauses (i) through (iv), a “Prohibited Transaction”) or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer and its Affiliates) to do or seek to do any of the foregoing. Seller agrees to notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to a Prohibited Transaction.
Section 5.15    Post-Closing Transfer. If after Closing any portion of the CONE Interests is required by a final nonappealable order to be transferred to any Person by reason of, based upon, attributable to, resulting from or arising in connection with any alleged or actual (i) violation or conflict with any provision of the Organizational Documents of NBLM, CONE Gathering, the General Partner or any of the Partnership Entities (including the failure to comply with any right of first offer, right of first refusal or preferential right contained therein or (ii) violation, breach or triggering (with due notice or lapse of time or both) for any Person any rights of first refusal, rights of first offer or preferential rights with respect to any of the CONE Interests, including as a result of the CONSOL Litigation, in each case, as a result of or otherwise in connection with the consummation or proposed consummation of the transactions completed by this Agreement, Buyer shall have the right, but not the obligation, exercisable by delivery of written notice to Seller within thirty (30) days of the final nonappealable order, to require Seller to pay to Buyer or its designees (by wire transfer of immediately available funds in Dollars to an account designated in writing by Buyer to Seller) an amount equal to the Purchase Price (net of (A) any proceeds actually received by Buyer or its Affiliates from (x) the Person to whom such CONE Interests are transferred, in respect of such transfer and (y) any third Person acquirer, in respect of the sale or other transfer of the Subject Units prior to the transfer of the NBLM Interests as required by this Section 5.15 and (B) any distributions actually received by Buyer or its Affiliates (other than NBLM to the extent not distributed therefrom) after the Closing Date in respect of the Subject Units) in exchange for Buyer’s transfer of the NBLM Interests to Seller pursuant to a duly executed Membership Interest Assignment Agreement (which shall be deemed effective as of the Closing and substantially in the form attached as Exhibit A), which transaction the Parties shall consummate within five (5) Business Days of Buyer’s delivery of written notice electing the provisions of this Section 5.15. Nothing in this Section 5.15 shall limit or otherwise preclude any rights of a Buyer Indemnitee pursuant to Article VIII.
ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1    Conditions Precedent to the Obligations of Both Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(c)    Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 2.4 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.4, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.
(d)    The Reorganization shall have been completed.
Section 6.2    Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to each of the following conditions being met or waived by Buyer:
(a)    Each and every representation and warranty of Seller contained in Article II shall be true and accurate in all respects on and as of the Execution Date and as of the Closing Date as if made on and as of such date except (i) as affected by transactions contemplated by this Agreement and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all respects as of such specified date; provided, however, that except with respect to the Fundamental Representations (which shall be true and correct in all respects), this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties have had or would be reasonably likely to have a Material Adverse Effect (and disregarding any Material Adverse Effect or other materiality qualifier in Article II for purposes of this Section 6.2(a)).
(b)    Each and every representation and warranty of Seller contained in Article III shall be true and accurate in all respects on and as of the Execution Date and as of the Closing Date as if made on and as of such date except (i) as affected by transactions contemplated by this Agreement and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all respects as of such specified date; provided, however, that except with respect to the Fundamental Representations and the representation and warranty set forth in Section 3.9(a) (which shall each be true and correct in all respects), this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties have had or would be reasonably likely to have a Material Adverse Effect (and disregarding any Material Adverse Effect or other materiality qualifier in Article III for purposes of this Section 6.2(b)).

(c)    Seller shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by Seller prior to or at the Closing.
(d)    No Legal Proceeding shall, on the date of Closing, be pending before any court or Governmental Authority seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement (other than any such Legal Proceeding filed by Buyer or any of its Affiliates).
(e)    Seller shall have delivered or caused to be delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 1.2(a).
(f)    Since the date of this Agreement, there shall not have occurred, and there shall not exist at the Closing, any event or events that constitute, individually or in the aggregate, a Material Adverse Effect.
Section 6.3    Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to each of the following conditions being met or waived by Seller:
(a)    Each and every representation and warranty of Buyer contained in Article IV shall be true and accurate in all respects on and as of the Execution Date and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions contemplated by this Agreement and (ii)  to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all respects as of such specified date.
(b)    Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.
(c)    No Legal Proceeding shall, on the date of Closing, be pending before any court or Governmental Authority seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement (other than any such Legal Proceeding filed by Seller or any of its Affiliates).
(d)    Buyer shall have delivered or caused to be delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 1.2(b).
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned (the date of any permitted termination of this Agreement under this Section 7.1, the “Termination Date”) at any time prior to the Closing in the following manner:

(a)    by the mutual prior written consent of Seller and Buyer;
(b)    by either Seller or Buyer, if:
(i)    the Closing shall not have occurred on or before 5:00 p.m., Houston time, on December 31, 2017 (the “Outside Date”); provided, however, that (A) if the failure to close on or before the Outside Date is due to a failure of the conditions set forth in Section 6.1(a), then Buyer or Seller may extend the Termination Date by an additional thirty (30) days by providing written notice to the other Party on or before the Outside Date; and (B) no Party will be entitled to terminate this Agreement under this Section 7.1(b)(i) if the Closing has failed to occur as a result of such Party’s breach of any representations or warranties set forth herein or such Party’s failure to perform or observe in any material respect such Party’s covenants and agreements hereunder (including the failure to perform the obligations of such Party with respect to Closing the transactions contemplated hereunder if and when required); or
(ii)    any of the conditions set forth in Section 6.1(b) have not been satisfied on or before the Termination Date;
(c)    by Buyer upon written notice to Seller if (i) Buyer is not then in material breach of any provision of this Agreement, and (ii) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.2 and such breach, inaccuracy or failure is incapable of being cured, or if capable of being cured, has not been cured by Seller within ten (10) Business Days of Seller’s receipt of written notice of such breach from Buyer;
(d)    by Seller upon written notice to Buyer if (i) Seller is not then in material breach of any provision of this Agreement, and (ii) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified Section 6.3 and such breach, inaccuracy or failure is incapable of being cured or if capable of being cured, has not been cured by Buyer within ten (10) Business Days of Buyer’s receipt of written notice of such breach from Seller; provided, however, that for purposes of this Section 7.1(d), there shall be no ten (10) Business Day cure period for Buyer’s failure to obtain all funds or approvals on or prior to the Closing Date necessary to deliver the Purchase Price in accordance with the terms and conditions hereof (which failure shall constitute a material breach of this Agreement that would give rise to a termination right under this Section 7.1(d));
(e)    by Seller upon written notice to Buyer, if Buyer has not deposited with the Bank the Deposit within three (3) Business Days after the Execution Date; or
(f)    by Buyer upon written notice to Seller, if that certain Purchase and Sale Agreement, dated as of May 1, 2017, between Noble Parent and HG Energy II Appalachia, LLC, as amended, shall have been terminated by HG Energy II Appalachia, LLC pursuant to Section 12.1(c) thereof subject to the cure period set forth therein (and for the avoidance of doubt the Parties agree that upon termination of this Agreement pursuant to this Section 7.1(f), Buyer shall be entitled to return of the Deposit).
Section 7.2    Costs and Expenses. Except as otherwise expressly set forth herein, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.
Section 7.3    Effect of Termination.
(a)    If this Agreement is terminated pursuant to Section 7.1, all obligations of the Parties under this Agreement will terminate, except that Section 5.4 (with respect to confidentiality obligations) will each survive in accordance with its terms, Section 7.2 (with respect to expenses) and Section 8.2(a)(v) (and Section 8.2(e) and (f) to the extent relating thereto) will survive.
(b)    If this Agreement is terminated by Seller pursuant to Section 7.1(d) and each of the conditions in Section 6.2 has been either fulfilled or waived in writing (other than conditions the fulfillment of which is expressly provided to occur at the Closing), then Seller shall have the right, as its sole and exclusive remedy and in lieu of all other Damages, to terminate this Agreement pursuant to Section 7.1(d), and, in connection therewith, receive the Deposit as liquidated damages (and not as a penalty) free and clear of any claims thereon by Buyer, in lieu of all other Damages. THE PARTIES ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY SUCH DEFAULT, FAILURE, INABILITY, OR REFUSAL BY BUYER WOULD BE IMPOSSIBLE OR EXTREMELY IMPRACTICAL TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES. If Seller is entitled to the Deposit pursuant to this Section 7.3(b) in connection with a termination pursuant to Section 7.1(d), then the Parties shall comply with the provisions set forth in Section 1.4(b). For the avoidance of doubt, prior to Closing, retention of the Deposit shall constitute full and complete satisfaction of any and all Damages that Seller may have against Buyer, and Seller shall have no right to seek any other remedies available at Law or in equity against Buyer, including specific performance.
(c)    If this Agreement is terminated by Buyer pursuant to Section 7.1(c), and each of the conditions in Section 6.3 has been either fulfilled or waived in writing (other than conditions the fulfillment of which is expressly provided to occur at the Closing), then Buyer shall have the right, as its sole and exclusive remedy and in lieu of all other Damages, to elect to either (i) terminate this Agreement pursuant to Section 7.1(c), and, in conjunction therewith, receive a return of the Deposit and seek to recover Damages from Seller in an amount up to but not exceeding the amount of the Deposit, or (ii) seek the specific performance of Seller hereunder. If Buyer is entitled to the return of the Deposit pursuant to this Section 7.3(c), then the Parties shall comply with the provisions set forth in Section 1.4(c). For the avoidance of doubt, if Buyer is entitled to terminate this Agreement pursuant to Section 7.1(c) and Buyer elects to seek, but is unable to obtain, the specific performance of Seller pursuant to subclause (ii), above, Buyer shall nevertheless be entitled to terminate this Agreement pursuant to Section

7.1(c) and receive the Deposit pursuant to subclause (i) above and seek to recover monetary Damages from Seller in an amount up to, but not exceeding, the amount of the Deposit.
(d)    If this Agreement is terminated for any reason other than as set forth in Section 7.1(c) or Section 7.1(d) then the Parties shall have no Liability or obligation hereunder as a result of such termination, and the Parties shall comply with the provisions set forth in Section 1.4(c).
ARTICLE VIII
SURVIVAL; INDEMNIFICATION
Section 8.1    Survival. The representations and warranties set forth in this Agreement and in any certificate or instrument delivered in connection herewith, and the covenants under this Agreement requiring performance prior to the Closing, shall survive until the expiration of the Survival Period, and no Person shall be entitled to recover for any Damages pursuant to Section 8.2 unless written notice of a claim thereof is delivered to Seller (in the case of a claim for which indemnification is available to a Buyer Indemnitee pursuant to Section 8.2(a) or Section 8.2(b)) or Buyer (in the case of a claim for which indemnification is available to a Seller Indemnitee pursuant to Section 8.2(b)), as the case may be, prior to expiration of the Survival Period; provided that the covenants and agreements under this Agreement requiring performance after the Closing shall survive until fully discharged in accordance with their respective terms. For purposes of this Agreement, “Survival Period” means the period from and after the Closing through the date that is twelve (12) months after the Closing Date; provided that the Survival Period in respect of (x) any Fundamental Representation, means the period from and after the Closing through the date that is the fourth anniversary of the Closing Date and (y) the representations and warranties in Section 3.17 (Environmental Matters), means the period from and after the Closing through the date that is the fifth anniversary of the Closing Date. Notwithstanding the foregoing, any representation, warranty or covenant in respect of which indemnity may be sought under Section 8.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1, if notice of the misrepresentation or breach thereof giving rise to such right or alleged right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time
Section 8.2    Indemnification.
(a)    From and after the Closing (except with respect to Section 8.2(a)(v), which shall be from and after the Execution Date), each of the Buyer Indemnitees shall be indemnified and held harmless by Seller for any Damages that any Buyer Indemnitee incurs by reason of, based upon, attributable to, resulting or arising in connection with:
(i)    the incorrectness, falsity, failure to be true and correct or breach of a Fundamental Representation (in each case ignoring any qualifications as to “materiality”, “Material Adverse Effect” or words of similar import contained in any such representation or warranty);
(ii)    the incorrectness, falsity, failure to be true and correct or breach of any of the representations or warranties made by Seller in this Agreement, including those set forth in Article II and Article III other than the Fundamental Representations, or in any certificate or instrument delivered in connection herewith (in each case ignoring any qualifications as to “materiality”, “Material Adverse Effect” or words of similar import contained in any such representation or warranty (other than in respect of the Excluded Materiality Representations));
(iii)    any Pre-Closing Taxes;
(iv)    the Excluded Assets or the Excluded Liabilities; and
(v)    the items set forth on Schedule 8.2(a).
(b)    From and after the Closing, the Buyer Indemnitees shall be indemnified and held harmless by Seller, and the Seller Indemnitees shall be indemnified and held harmless by Buyer, for any Damages that the Buyer Indemnitees or Seller Indemnitees, as the case may be, incur by reason of breach by the other Party of the covenants or agreements set forth in this Agreement.
(c)    Notwithstanding anything in this Agreement to the contrary, except in the case of fraud:
(i)    Seller shall not be liable to any Buyer Indemnitee for any Damages pursuant to Section 8.2(a)(ii) unless such individual claim or series of related claims for Damage is in excess of $100,000 (the “De Minimis Amount”);
(ii)    Seller shall have no liability to any Buyer Indemnitee for any Damages pursuant to Section 8.2(a)(ii) unless the aggregate amount of all claims for Damages which exceed the De Minimis Amount exceeds one percent (1.0%) of the Purchase Price (the “Deductible”), in which case Seller shall be liable only for the amount of such Damages in excess of the Deductible;
(iii)    in no event shall Seller’s aggregate liability for Damages to the Buyer Indemnitees pursuant to Section 8.2(a)(ii) exceed ten percent (10%) of the Purchase Price; and
(iv)    in no event shall Seller’s aggregate liability for Damages to the Buyer Indemnitees pursuant to Section 8.2(a) (excluding any Liability for Damages pursuant to Section 8.2(a)(iv) or 8.2(a)(v)) exceed the Purchase Price.
(d)    In the event any insurance proceeds or other recoveries from third parties are actually realized (in each case calculated net of reasonable third party out-of-pocket costs and expenses of such recoveries but not including any costs or expenses attributable to increases in insurance premiums) by an Indemnitee or its Affiliates subsequent to the receipt by such Indemnitee of an indemnification or other payment hereunder in respect of the claims to which such insurance proceeding or third party recovery relate, Seller or Buyer, as applicable, shall make appropriate refunds to the Indemnitor.

(e)    Except as set forth on Schedule 8.2(e): Any Buyer Indemnitee or Seller Indemnitee making a claim for indemnification under this Section 8.2 (an ”Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing after receiving written notice of any Legal Proceeding or other claim against it (if by a third party), describing in reasonable detail the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided, that the failure to so notify an Indemnitor shall not relieve an Indemnitor of its obligations hereunder, except to the extent that an Indemnitor’s forfeit rights or defenses are actually prejudiced thereby. The Indemnitor shall have fifteen (15) calendar days from the date upon which the Indemnitor received the claim notice (or sooner if the nature of the claim so requires) within which to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of and any litigation resulting from such Legal Proceeding or other claim giving rise to the Indemnitee’s claim for indemnification with counsel reasonably acceptable to the Indemnitee and at the Indemnitor’s expense; provided, that (i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided further, that the fees and expenses of such separate counsel shall be borne entirely by the Indemnitee; provided however that the Indemnitee shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnitor if (A) so requested by the Indemnitor to participate or (B) in the reasonable opinion of counsel to the Indemnitee, a conflict or potential conflict exists between the Indemnitor and Indemnitee what would make such separate representation advisable; (ii) Seller shall not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, (B) the claim seeks an injunction or other equitable relief or relief other than for money damages, (C) an adverse determination with respect to such Legal Proceeding or other claim would be materially detrimental to or materially injure the reputation or business of the Buyer Indemnitee or adversely impact the Buyer Indemnitee’s Tax Liability, (D) such defense involves defenses of the Buyer Indemnitee that are inconsistent with those available to Seller, (E) Seller does not make an unqualified acknowledgment in writing that it is obligated to indemnify the Buyer Indemnitee against any Damages that may result from such Legal Proceeding or other claim, or (F) the Buyer Indemnitee reasonably believes that the Damages relating to such Legal Proceeding or other claim could exceed the maximum amount that the Buyer Indemnitee could then be entitled to recover under this Section 8.2; and (iii) if the Indemnitor shall control the defense or prosecution of any such Legal Proceeding or other claim, such Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim; provided, however, subject to the limitations set forth in this Section 8.2(d), an Indemnitor may settle or consent to the entry of judgment in respect of such claim without the consent of the Indemnitee, if such settlement or judgment (i) is solely for money damages, (ii) includes an unconditional release of the Indemnitee from any further Liability in respect of such Legal Proceeding or other claim and (iii) does not contain any admission of wrongdoing on the part of the Indemnitee. If the Indemnitor makes any payments on any claim pursuant to this Section 8.2(d), the Indemnitor shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnitee to any insurance benefits or other claims of the Indemnitee with respect to such claim, including any claims against third parties. If the Indemnitor does not assume the defense of such Legal Proceeding or other claim within thirty (30) days of receipt of the Indemnitee’s notice thereof, the Indemnitee will be entitled to assume such defense, at its sole cost and expense (or, if the Indemnitee incurs Damages with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to this Section 8.2(d), at the expense of the Indemnitor), upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor (i) shall have the right to participate in the defense of the Legal Proceeding or other claim at its sole cost and expense and (ii) may at any time thereafter assume defense of the Legal Proceeding or other claim, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of defense of such Legal Proceeding or other claim. To the extent legally permissible, each of Buyer and Seller agrees to provide reasonable access to each other Party to such documentation and information as may be reasonably requested in connection with the defense, negotiation or settlement of any Legal Proceeding involving a third party.
(f)    Any amounts owing under this Section 8.2 shall be made (without interest) by wire transfer of immediately available funds within three (3) Business Days upon the agreement of Buyer and Seller or after the final, binding determination thereof by a court of competent jurisdiction. All indemnification payments under this Section 8.2 shall be deemed adjustments to the Purchase Price.
Section 8.3    Exclusive Remedy.
(a)    After the Closing, except in the case of fraud, Buyer and Seller acknowledge that the indemnification obligations of each Party set forth in Section 8.2 are the sole and exclusive remedy of such Party and its Affiliates with respect to this Agreement and the transactions contemplated hereby, whether asserted against (i) the other Party or (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of the other Party. In furtherance of the foregoing, both Buyer and Seller hereby waive, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise.
(b)    NOTWITHSTANDING ANYTHING CONTAINED IN THIS Section 8.2(b), OR ANY OTHER PROVISION HEREOF, BUYER, AND EACH OF ITS DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, ACKNOWLEDGE AND AGREE THAT BUYER HAS MADE ITS OWN INVESTIGATION OF SELLER, NBLM, CONE GATHERING, THE GENERAL PARTNER AND THE PARTNERSHIP ENTITIES AND THAT, WITHOUT LIMITING FRAUD CLAIMS, NEITHER SELLER NOR ANY OF ITS AFFILIATES, AGENTS OR REPRESENTATIVES IS MAKING, AND BUYER IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN Article II AND Article III, INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR TRADE AS TO ANY OF THE ASSETS OF NBLM, CONE GATHERING, THE GENERAL PARTNER OR ANY OF THE PARTNERSHIP ENTITIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND WITHOUT LIMITING FRAUD CLAIMS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, FINANCIAL OR OTHER PROJECTIONS, AS WELL AS ANY

OTHER INFORMATION, DOCUMENTS OR OTHER MATERIALS (INCLUDING ANY SUCH MATERIALS CONTAINED IN ANY “DATA ROOM” OR REVIEWED BY BUYER) OR MANAGEMENT PRESENTATIONS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED TO BUYER OR ANY OF ITS AFFILIATES, AGENTS OR REPRESENTATIVES ARE NOT AND WILL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF SELLER, AND NO REPRESENTATION OR WARRANTY IS MADE AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE FOREGOING EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER UNDERSTANDS AND AGREES THAT ANY INVENTORY, EQUIPMENT, ASSETS, PROPERTIES AND BUSINESS OF NBLM, CONE GATHERING, THE GENERAL PARTNER AND ANY OF THE PARTNERSHIP ENTITIES ARE FURNISHED “AS IS”, “WHERE IS” AND SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article II AND Article III, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER.
Section 8.4    Tax Treatment of Indemnity Payments. Each Party, to the extent permitted by applicable Law, agrees to treat any payments made pursuant to this Article VIII as adjustments to the Purchase Price for all federal and state income and franchise Tax purposes.
Section 8.5    Release. Seller hereby unconditionally and irrevocably acquits, remises, discharges and forever releases (and covenants not to assert, threaten or otherwise join in any claim in respect of), effective as of the Closing, Buyer, and its Affiliates, equityholders, partners, managers, trustees, employees, officers, directors and agents, NBLM, CONE Gathering, the Partnership Entities and the General Partner (collectively, the “Released Parties”) from any and all Liabilities and Damages of every kind whatsoever that Seller may have (i) in its capacity as an equity holder (directly or indirectly) of NBLM, CONE Gathering, the General Partner, or the Partnership Entities or (ii) with respect to any Contract set forth on Schedule 5.12 (with the exception of item (1) on Schedule 5.12), whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, to the extent arising on or prior to the Closing, out of or in connection with any facts or circumstances relating to any Released Party which existed on or prior to the Closing Date; provided that Liabilities and Damages acquitted, remised, discharged and released pursuant to this Section 8.5 shall not include (i) counterclaims in respect of claims by the Released Parties under the Contracts set forth on Schedule 5.12 or (ii) any rights of such Person under this Agreement, including any rights to indemnification set forth in Section 8.2, and the other documents and agreements executed in consummation of the transactions contemplated by this Agreement. Each of the Released Parties is an express third party beneficiary of this Section 8.5.
ARTICLE IX
MISCELLANEOUS PROVISIONS
Section 9.1    Successors And Assigns; Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns; provided, however, that no Party shall assign or delegate any of its rights or obligations created under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, nothing in this Agreement shall prevent Buyer from assigning its rights hereunder (including the right to purchase the NBLM Interests) to an Affiliate of Buyer; provided, that any such assignment shall not relieve Buyer of any liability in connection with this Agreement. Except as set forth in Section 8.5 or with respect to the Buyer Indemnitees and Seller Indemnitees with respect to Article VIII, nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the Representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.
Section 9.2    Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal, accounting, financial advisory and other fees, costs and expenses of a Party incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses. Seller and Buyer each agree and acknowledge that notwithstanding any agreement to the contrary, none of NBLM, CONE Gathering, the General Partner or any of the Partnership Entities shall be liable for, and neither Seller nor Buyer shall permit any such Person to pay or reimburse Seller or Buyer, or any of their respective Affiliates for, any such fees, costs or expenses.
Section 9.3    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by overnight courier (with evidence of confirmation of receipt) to the Parties at the following addresses:
If to Buyer, to:

Wheeling Creek Midstream, LLC
1401 McKinney Street, Suite 2700
Houston, TX 77010
Attention: General Counsel
with a copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP
600 Travis Street, Suite 3300
Houston, TX 77002
Attention: Doug Bacon, P.C.
    Jhett R. Nelson
If to Seller, to:

Noble Energy, Inc.
Noble Energy US Holdings, LLC
1001 Noble Energy Way
Houston, Texas 77070
Attention: Secretary

with a copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: E. Ramey Layne
or to such other Persons or at such other addresses as shall be furnished by any Party by like notice to the other Party, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.3 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other Party as provided in this Section 9.3.
Section 9.4    Entire Agreement. This Agreement, together with the Schedules hereto, and the other Transaction Documents, represent the entire agreement and understanding of the parties with reference to the transactions set forth herein and therein and no representations or warranties have been made in connection herewith and therewith other than those expressly set forth herein or therein. This Agreement, together with the Schedules hereto, and the other Transaction Documents, supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter hereof or thereof and all prior drafts of such documents, all of which are merged into such documents. No prior drafts of such documents and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving such documents.
Section 9.5    Waivers and Amendments. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties.
Section 9.6    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties shall negotiate in good faith to modify this Agreement to include a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
Section 9.7    Titles and Headings. The article and section headings and any table of contents contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.
Section 9.8    Signatures and Counterparts. Facsimile or electronic transmission of any signed original document and/or retransmission of any signed facsimile or electronic transmission shall be the same as delivery of an original. At the request of Buyer or Seller, the Parties will confirm facsimile or electronic transmission by signing a duplicate original document. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
Section 9.9    Governing Law. This Agreement shall be governed by and construed in accordance with the internal and substantive Laws of the State of Delaware and without regard to any conflicts of Laws concepts that would apply the substantive Law of some other jurisdiction.
Section 9.10    Specific Performance. The Seller hereby acknowledges and agrees that the rights of the Buyer to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if Seller violates or fails or refuses to perform any covenant or agreement made by it herein, Buyer may be without an adequate remedy at law. If Seller violates or fails or refuses to perform any covenant or agreement made by Seller herein, Buyer, subject to the terms hereof (including those set forth in Section 7.3) and in addition to any remedy at law for damages or other relief, may (at any time prior to the valid termination of this Agreement prior to Closing pursuant to Article VII) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.
Section 9.11    Disclosure. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. Disclosure of any item in any section of the Schedules shall serve to qualify the correspondingly numbered representation and warranty or covenant in this Agreement, to the extent specified therein, and any other representation and warranty or covenant only to the extent the applicability of such disclosure to such other representation and warranty or covenant is reasonably apparent. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) or specific item are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
Section 9.12    Consent to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Party or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware. To the extent the Court of Chancery of the State of Delaware does not have jurisdiction under applicable Law, then any such legal action or proceeding shall be brought and determined exclusively by any state court located in the State of Delaware, or, if under applicable Law such state courts do not have jurisdiction over such matters, then in any court of the United States located in the State of Delaware. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it will not bring any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof in any court other than the aforesaid courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any dispute heard in the venue specified by this Section 9.12 may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
Section 9.13    Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
Section 9.14    Construction. Unless the context requires otherwise: any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; references to Articles and Sections refer to Articles and Sections of this Agreement; references to Schedules refer to the Schedules attached to this Agreement, each of which is made a part hereof for all purposes; the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; the terms “hereof”, “herein”, “hereby” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; references to money refer to legal currency of the United States of America and (g) references to documents or other materials “provided” or “made available” to Buyer in this Agreement shall mean that such documents or other materials were present at least one (1) Business Day prior to the date of this Agreement in the online data room for Project Mountain maintained by the Seller on Intralinks for purposes of the transactions contemplated by this Agreement and accessible to Buyer. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.15    No Recourse. Notwithstanding anything that may be express or implied in this Agreement or any other document or instrument contemplated hereby, and notwithstanding the fact that any Party may be a partnership or limited liability company, by each Party’s acceptance of the benefits of this Agreement, each Party hereby acknowledge and agrees: (a) Buyer’s and the Buyer Indemnitees’ sole recourse for any and all Damages or Liabilities arising out of or relating to any matter indemnifiable under the this Agreement or any other document or instrument contemplated hereby will be solely to Seller (solely to the limited extent provided in this Agreement) and none of Buyer or any other Buyer Indemnitee will have any recourse to Seller’s Affiliates and (b) Seller’s and the Seller Indemnitees’ sole recourse for any and all Damages or Liabilities arising out of or relating to any matter indemnifiable under this Agreement or any other document or instrument contemplated hereby will be solely to Buyer (solely to the limited extent provided in this Agreement) and Seller will not have any recourse to Buyer’s Affiliates. Without limiting the foregoing, no Person who is not a Party, including any past, present or future direct or indirect director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, assignee, controlling Person, equityholder, fiduciary, agent, attorney or other representative of any Party (such Persons, collectively, “Non-Party Affiliates”), will have any Liability (whether in Contract or in tort or otherwise, or based upon any theory that seeks to impose Liability of a party against its owners or Affiliates, including through attempted piercing of the corporate veil) for any obligations, Liabilities or Damages arising under, in connection with or related to this Agreement or any other document or instrument contemplated hereby or for any claim based on, in respect of, or by reason of such documents and instruments or their negotiation or execution, and each Party hereby waives and releases all such Liabilities, Damages, claims and obligations against any such Non-Party Affiliates; it being expressly agreed and acknowledged by the Parties that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligation, Damage or Liability of the applicable Party under this Agreement or any other document or instrument contemplated hereby, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of such Damage or Liability or its creation. Non-Party Affiliates are express intended third-party beneficiaries of this Section 9.15.
ARTICLE X
DEFINITIONS
Section 10.1    Definitions. For purposes of this Agreement, capitalized terms in this Agreement shall have the following meanings:
“Affiliate” or “Affiliates” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise. CONE Gathering, the General Partner and the Partnership Entities will not be Affiliates of Seller.
“Agreement” has the meaning assigned to such term in the Preamble.
“Allocation Schedule” has the meaning assigned to such term in Section 5.8(c).
“Assumed Plan” shall mean each Benefit Plan that is sponsored, maintained by or contributed to (or required to be contributed to) by NBLM, CONE Gathering, the General Partner or any of the Partnership Entities or to which NBLM, CONE Gathering, the General Partner or any of the Partnership Entities would have any Liability or potential Liability on or after the Closing Date, in each case, to the extent identified as an Assumed Plan on Schedule 3.13(c).
“Available Employees” has the meaning assigned to such term in Section 5.9(a).
“Bank” has the meaning assigned to such term in Section 1.3(a).
“Benefit Plan” has the meaning assigned to such term in Section 3.13(c).
“Business Day” means any day of the year on which national banking institutions in New York, New York or Houston, Texas are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning assigned to such term in the Preamble.
“Buyer Benefit Plans” has the meaning assigned to such term in Section 5.9(b).
“Buyer Indemnitees” means Buyer and NBLM and their respective controlling Affiliates and their respective equityholders, directors, officers, employees, members, partners, managers, successors and permitted assigns.
“Closing” has the meaning assigned to such term in Section 1.1(b).
“Closing Date” has the meaning assigned to such term in Section 1.1(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Unit” has the meaning set forth in the Partnership Agreement.
“CONE Assets” means, collectively, (i) the CONE Interests, (ii) the Subject Units and (iii) the CONE Contracts to which NBLM is a party to or otherwise bound.
“CONE Contracts” has the meaning assigned to such term in Section 2.10(b).
“CONE Gathering” has the meaning assigned to such term in the Recitals.
“CONE Gathering Assets” has the meaning assigned to such term in Section 2.10(b)
“CONE Gathering LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of CONE Gathering dated as of December 1, 2016.
“CONE Group” has the meaning assigned to such term in Section 5.10.
“CONE Interests” has the meaning assigned to such term in the Recitals.
“CONE Liabilities” has the meaning set forth in Section 2.10(d).
“CONSOL Litigation” means that certain Legal Proceeding titled CNX Gas Company LLC v. NBL Midstream, LLC and Noble Energy, Inc., filed in the Court of Common Pleas of Allegheny County Pennsylvania, on May 17, 2017 (No. GD-17-007405), as thereafter amended, modified, supplemented or otherwise revised.
“Consolidated Financial Statements” has the meaning assigned to such term in Section 5.1(b).
“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or other arrangement, understanding, undertaking, commitment, or obligation, whether written or oral.
“Damage” means, as to any specified Person, any, loss, cost, damages, amounts paid in settlement, expense (including reasonable fees of and actual disbursements by attorneys,

consultants, experts or other representatives, including litigation costs), fine of, penalty on, or Liability of any other nature of that Person.
“De Minimis Amount” has the meaning assigned to such term in Section 8.2(c)(i).
“Deductible” has the meaning assigned to such term in Section 8.2(c)(ii).
“Delaware LP Act” has the meaning assigned to such term in Section 2.6(b).
“Deposit” has the meaning assigned to such term in Section 1.3(a).
“Deposit Account” has the meaning assigned to such term in Section 1.3(a).
“Derivative Transactions” has the meaning assigned to such term in Section 3.18.
“Employee Plans” means any “employee benefit plan”, as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other employee benefit or compensation plan, program, policy or agreement, including any other bonus, change of control, pension, stock/unit option, phantom equity, stock/unit purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements (including broad-based and individual agreements or arrangements), whether written or oral.
“Encumbrances” means any pledges, restrictions on transfer, rights of first refusal, rights of first offer or preferential rights in favor of any Person, proxies, voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions.
“Environment” means soil, surface water, groundwater, drinking water supplies, stream sediments, surface or subsurface strata, ambient or indoor air, plant and animal life, and land and natural resources.
“Environmental Laws” means collectively, all applicable foreign or domestic federal, state and local Laws, ordinances, rules, regulations and orders relating to the prevention of pollution, remediation of contamination or restoration of environmental quality, protection of the Environment (including natural resources), exposure to or any handling or disposal of Hazardous Materials, or workplace or human health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Oil Pollution Act of 1990, 33 U.S.C.§ 2701, et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629, the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; in each case, as amended.

“Equity Securities” means (a) any common, preferred, or other capital stock, limited liability company interest, or membership interest, partnership interest, or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a); (c) any other security containing equity features or profit participation features (including any stock-appreciation rights, stock-based performance units, “phantom” stock rights or similar rights); (d) any security or instrument convertible or exchangeable, directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.
“ERISA” has the meaning assigned to such term in the definition of “Employee Plans.”
“ERISA Affiliate” means any Person that, together with NBLM, CONE Gathering, the General Partner or any Partnership Entity, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agreement” has the meaning assigned to such term in Section 1.3(a).
“Exchange Act” has the meaning assigned to such term in Section 3.7.
“Excluded Assets” means the assets reflected on Schedule 10.1 and any other assets of NBLM that existed or arose on or prior to the Closing, other than the CONE Assets.
“Excluded Liabilities” any Liabilities other than those directly related to the ownership of the CONE Assets, including any Liabilities with respect to or related to the ownership or operation of the Excluded Assets and or the consummation of the Reorganization.
“Excluded Materiality Representations” means Section 3.7, Section 3.9(a) and Section 3.19(a).
“Execution Date” has the meaning assigned to such term in the Preamble.
“Fundamental Representations” means the representations and warranties contained in Section 2.1 (Organization) (except with respect to any representation or warranty related to good standing or qualification to do business); Section 2.2 (Validity of Agreement; Authorization), Section 2.3 (No Conflict or Violation), Section 2.4 (Consents and Approvals), Section 2.5 (Capitalization of NBLM), Section 2.6 (Capitalization of CONE Gathering; Subject Units), Section 2.7 (Capitalization of the General Partner), Section 2.9 (Brokers), Section 2.10 (Assets of NBLM, CONE Gathering and the General Partner), Section 3.1 (Organization) (except with respect to any representation or warranty related to good standing or qualification to do business), Section 3.2 (No Conflict or Violation), Section 3.3 (Business of NBLM, CONE Gathering and the General Partner), Sections 3.11(c), (d) and (e) (Tax Matters), and Section 3.20(b) (Litigation).
“GAAP” means generally accepted accounting principles at the time.

“General Partner” means CONE Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership.
“General Partner Interest” has the meaning assigned to such term in the Partnership Agreement.
“General Partner LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of the General Partner dated as of September 30, 2014.
“Governmental Authority” means any foreign, federal, tribal, state or local government, court, agency or commission or other governmental or regulatory body or authority or of any arbitrator.
“Governmental Order” means any: (a) order, judgment, injunction, edict, decree, ruling, determination, decision, condition, opinion, verdict, sentence, award or other legal restraint or prohibition issued, made, entered, rendered, imposed or otherwise put into effect by or under the authority of any Governmental Authority or any duly appointed or constituted arbitrator or arbitration panel; or (b) contract with any Governmental Authority entered into in connection with any investigation, action, claim, suit or proceeding
“GP Interests” has the meaning assigned to such term in Section 2.7.
“Hazardous Material” shall mean any substance that, by its nature or its use, is regulated, listed, defined, or classified by or as to which Liability might arise under any Environmental Law including any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance”, “hazardous material”, “hazardous waste”, “restricted hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic waste”, “extremely hazardous substance”, toxic substance”, “toxic pollutant”, “contaminant”, “pollutant”, or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof; and (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Incentive Distribution Rights” has the meaning set forth in the Partnership Agreement.
“Indemnitee” has the meaning assigned to such term in Section 8.2(e).
“Indemnitor” has the meaning assigned to such term in Section 8.2(e).
“Joint Instructions” has the meaning assigned to such term in Section 1.4(d).
“Knowledge” means with respect to Seller, matters, facts or circumstances that Joe Dowdy or John Lewis are aware of either because such matters, facts or circumstances were disclosed to them or otherwise brought to their attention in their capacities as members of management of Seller or any member of the CONE Group, in each case, after due investigation in such Person’s files and records which are in such Persons possession, custody or control.
“Law” has the meaning assigned to such term in Section 2.3.
“Legal Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Liabilities” mean any and all (whether current, contingent or otherwise) debts, liabilities, obligations, Taxes and Damages, including those arising under any Law, Legal Proceeding or final order, award, judgment, injunction, directive, decree or verdict entered, issued, made or rendered by any Governmental Authority and those arising under any Contract.
“Material Adverse Effect” means any change, effect, event, circumstance or occurrence with respect to the condition (financial or otherwise), assets, properties, business, or operations of NBLM, CONE Gathering, the General Partner or the Partnership Entities, that (a) is or would reasonably be expected to be material and adverse, individually or in the aggregate, to the General Partner, the Partnership Entities (taken as a whole), NBLM or CONE Gathering; it being understood that any effect resulting from (i) entering into, or the announcement of the transactions contemplated by this Agreement, (ii) changes in oil and gas prices, including changes in price differentials, (iii) changes in general economic conditions in the industry in which any of the Partnership Entities operates, (iv) changes in the United States or global economy as a whole, (v) any generally applicable changes in applicable laws or GAAP or interpretation of any thereof, (vi) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress), the occurrence of any other calamity or crisis, including acts of god or natural disasters, or acts of terrorism and (vii) any failure by NBLM, CONE Gathering, the Partnership Entities and the General Partner to meet internal projections or forecasts (provided, that the underlying cause of any such failure may be taken into consideration in making such determination), shall not be considered in determining if a Material Adverse Effect has occurred unless in the case of clauses (i) – (vii) above such change has a disproportionately adverse effect on NBLM, CONE Gathering, the General Partner or the Partnership Entities relative to other participants in the industry or industries in which such Persons operate or (b) is or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Seller’s ability to perform its obligations under this Agreement.
“Membership Interest Assignment Agreement” has the meaning assigned to such term in Section 1.2(a)(i).
“NBLM” has the meaning assigned to such term in the Recitals.
“NBLM Interests” has the meaning assigned to such term in the Recitals.
“NBLM LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of NBLM.

“Noble Holdings” has the meaning assigned to such term in the Preamble.
“Noble Parent” means Noble Energy, Inc., a Delaware corporation and the sole member of Seller.
“Non-Party Affiliates” has the meaning assigned to such term in Section 9.15.
“Organizational Documents” means with respect to any entity, the certificate of incorporation, by-laws, certificate of formation, limited liability company operating agreement, partnership or limited partnership agreement or other formation or governing documents of such entity.
“Outside Date” has the meaning assigned to such term in Section 7.1(b).
“Parties” or “Party” has the meaning assigned to such term in the Preamble.
“Partnership” has the meaning assigned to such term in the Recitals.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 30, 2014.
“Partnership Credit Agreement” means the Credit Agreement dated as of September 30, 2014, among CONE Midstream Partners LP, as the Borrower, certain subsidiaries of the Borrower, as Guarantors, each lender from time to time a party thereto, and JPMorgan Chase Bank, N.A., as the Administrative Agent, Swing Line Lender and L/C Issuer.
“Partnership Entities” has the meaning set forth in Section 3.5(b).
“Partnership Interest” has the meaning set forth in the Partnership Agreement.
“Partnership LTIP” means the Partnership’s 2014 Long-Term Incentive Plan, as amended from time to time and including any successor or replacement plan or plans.
“Partnership Material Contracts” has the meaning assigned to such term in Section 3.19(a).
“Partnership SEC Reports” has the meaning assigned to such term in Section 3.7.
“Party” has the meaning assigned to such term in the Preamble.
“Permits” has the meaning assigned to such term in Section 3.10(b).
“Permitted Encumbrances” means (a) liens for Taxes, utilities and assessments, in each case, not yet payable or which are being contested in good faith and, in each case, in connection with which appropriate reserves have been established in accordance with GAAP, (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’ or similar liens arising in the ordinary course of business consistent with past practice, (c) liens arising by operation of Law, including liens arising by virtue of rights of customers, suppliers and subcontractors in the ordinary course of business consistent with past practice under general principles of commercial law, (d) zoning, building and other similar restrictions imposed by applicable Laws, and (e) imperfections of title, liens, security interests, claims and other charges, easements, restrictions and encumbrances that do not and will not materially impair the use, value or operation of the property or assets subject thereto.
“Person” means an individual, corporation, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).
“Phantom Unit” means the time-based or performance-based phantom units issued under the Partnership LTIP.
“Pre-Closing Tax Period” means any Tax period, or portion thereof, ending on or before the Closing Date.
“Pre-Closing Taxes” means any Taxes of NBLM or CONE Gathering attributable to a Pre-Closing Tax Period. In the cases of any Taxes for any period that includes, but does not end on, the Closing Date, the portion of such Tax attributed to the Pre- Closing Tax Period shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended at the end of the day on the Closing Date.
“Prohibited Transaction” has the meaning assigned to such term in Section 5.14.
“Purchase Price” has the meaning assigned to such term in Section 1.3.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, migration, dumping, or disposing into the indoor or outdoor environment.
“Released Parties” has the meaning assigned to such term in Section 8.5.
“Reorganization” has the meaning assigned to such term in Section 5.7.
“Representative” means, with respect to any Person, any and all Affiliates, Subsidiaries, officers, directors, managers, employees, investment bankers, accountants, financial advisors, agents or other representatives of such Person.
“Retained Plan” shall mean each Benefit Plan other than an Assumed Plan.
“Rights-of-Way” has the meaning assigned to such term in Section 3.22.
“SEC” has the meaning assigned to such term in Section 3.7.
“SEC Documents” has the meaning assigned to such term in Section 5.1(b).

“Securities Act” has the meaning assigned to such term in Section 3.7.
“Seller” has the meaning assigned to such term in the Preamble.
“Seller Indemnitees” means Seller and its Affiliates.
“Subject Employees” has the meaning assigned to such term in Section 3.13(b).
“Subject Units” has the meaning assigned to such term in the Recitals.
“Subordinated Unit” has the meaning set forth in the Partnership Agreement.
“Subsidiary” when used with respect to any Person, means any corporation or other organization of which such Person directly or indirectly owns at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.
“Survival Period” has the meaning assigned to such term in Section 8.1.
“Target Closing Date” has the meaning assigned to such term in Section 1.1(b).
“Tax” or “Taxes” means any taxes, assessments, fees, and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, escheat, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Date” has the meaning assigned to such term in Section 7.1.
“Transaction Documents” means this Agreement and the other Contracts, documents, instruments and certificates provided for in this Agreement to be entered into by or on behalf of one or more of the parties hereto or any of their Affiliates in connection with the transactions contemplated by this Agreement.
“Transfer Taxes” has the meaning assigned to such term in Section 5.8(a).
“Transferred Employees” has the meaning assigned to such term in Section 5.8(a).
“Transition Services Agreement” has the meaning assigned to such term in Section 1.2(a)(iv).

“Treasury” means the U.S. Department of Treasury.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
SELLER:

NOBLE ENERGY US HOLDINGS, LLC

By:    /s/ Charles J. Rimer
Name:    Charles J. Rimer
Title:    President

NOBLE ENERGY, INC.

By:    /s/ Christopher E. Klawinski
Name:    Christopher E. Klawinski
Title:    Vice President

Signature Page to Purchase Agreement

BUYER:

WHEELING CREEK MIDSTREAM, LLC

By:    /s/ Jonathan Regan
Title:    Authorized Person

Signature Page to Purchase Agreement